UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Commonwealth Financial Corporation

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FIRST COMMONWEALTH FINANCIAL CORPORATION

601 Philadelphia Street

Indiana, Pennsylvania 15701

Notice of 2020 Annual Meeting

of Shareholders

To Our Shareholders:

The 2020 Annual Meeting of Shareholders of First Commonwealth Financial Corporation will be held at the Rustic Lodge, 2199 Oakland Avenue, Indiana, Pennsylvania 15701 on Tuesday, April 28, 2020, beginning at 2:00 p.m., Eastern Time, to consider and vote on the following matters:

1. Electing to our Board of Directors the fourteen (14) nominees who are named in the enclosed proxy statement to serve until the next annual meeting and until their successors are elected and qualified;

2. Ratifying the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2020;

3. Approving the First Commonwealth Financial Corporation Employee Stock Purchase Plan;

4. Approving a non-binding advisory vote on the compensation of our named executive officers; and

5. Such other business as may properly come before the meeting.

The record date for the meeting was March 2, 2020. We sent shareholders of record as of the close of business on the record date a Notice of Internet Availability of Proxy Materials on or about March 18, 2020. Instructions on how to receive a printed copy of our proxy materials are included in the notice.

Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card as promptly as possible so that your shares will be represented at the meeting.
By Order of the Board of Directors, Matthew C. Tomb Secretary March 18, 2020

FIRST Commonwealth ∎ 2020 Proxy Statement	i

Proxy Statement for the

First Commonwealth Financial Corporation

2020 Annual Meeting of Shareholders

We are sending this proxy statement and the accompanying proxy card to you as a shareholder of First Commonwealth Financial Corporation, in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”).

First Commonwealth’s Board of Directors is soliciting proxies for use at the Annual Meeting, or at any postponement or adjournment of the Annual Meeting. Only shareholders of record as of the close of business on March 2, 2020 will be entitled to vote at the Annual Meeting.

In this proxy statement, the “Company,” “First Commonwealth,” “we,” “our” or “us” all refer to First Commonwealth Financial Corporation and its subsidiaries. We also refer to the Board of Directors of First Commonwealth Financial Corporation as the “Board.”

Proxy Summary

Here we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Annual Meeting

Date and Time:	Place:	Record Date:

Tuesday, April 28, 2020 2:00 p.m., EST	Rustic Lodge 2199 Oakland Avenue Indiana, Pennsylvania 15701	Close of business on March 2, 2020

How to Vote: By Internet, Telephone or Mail. Refer to the Notice of Availability of Proxy Materials and the proxy card for instructions.

Shareholder Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference

1. Election of Directors	FOR all nominees	12 to 15

2. Ratification of Independent Accounting Firm	FOR	16 to 18

3. Approval of Employee Stock Purchase Plan	FOR	19 to 23

4. Advisory Vote on Executive Compensation	FOR	24 to 47

FIRST Commonwealth ∎ 2020 Proxy Statement	1

Proxy Summary

Our Director Nominees

You are being asked to vote on the election of the fourteen (14) director nominees listed below. Detailed information about each nominee’s background, skills and expertise can be found under “Proposal 1 – Election of Directors.”

				Committee Memberships

Name Current Position	Age	Director Since	Independent	Audit	Governance	Compensation & Human Resources	Risk	Credit*

Julie A. Caponi Retired Assistant Treasurer of Arconic	58	2007	YES	Chair				🌑

Ray T. Charley Chief Executive Officer of Thomi Co.	68	1998	YES		🌑	🌑

Gary R. Claus Retired Tax Partner of PWC	67	2011	YES	🌑		🌑

David S. Dahlmann Chairman of First Commonwealth Financial Corporation	70	1998	YES				🌑	🌑

Johnston A. Glass Retired President and CEO of First Commonwealth Bank	70	1986	YES				🌑	Chair

Jon L. Gorney Retired Executive Vice President of National City Corporation	69	2013	YES				Chair	🌑

Jane Grebenc EVP and Chief Revenue Officer; President, First Commonwealth Bank	61	New	NO

David W. Greenfield Retired General Counsel of Kennametal, Inc.	69	2010	YES		Chair	🌑

Bart E. Johnson CEO of AgriCommunicators, Inc	54	2017	YES				🌑	🌑

Luke A. Latimer Chairman, CEO & Treasurer of R&L Development, Inc.	43	2011	YES		🌑

Aradhna M. Oliphant President and CEO, Leadership Pittsburgh	54	2019	YES		🌑		🌑

T. Michael Price President and CEO of First Commonwealth Financial Corporation	57	2012	NO

Robert J. Ventura Executive Managing Director of Ventura Group LLC	70	2004	YES	🌑		Chair

Stephen A. Wolfe President and CEO of Indiana Regional Medical Center	55	2017	YES	🌑

*	The Credit Committee is a Committee of the Board of Directors of our subsidiary bank.

2	FIRST Commonwealth ∎ 2020 Proxy Statement

Corporate Governance Facts

Our governance policies and structures, summarized in the table below, are designed to promote thoughtful consideration of business actions and appropriate risk taking, with the goal of producing strong business results for our shareholders.

Board and Governance Information

Size of Board	14

Number of Independent Directors	12

Average Age of Directors	62

Board Meetings held in 2019	9

Annual Election of Directors	Yes

Mandatory Retirement Age	75

Majority Voting in Director Elections	Yes

Separate Chair and CEO	Yes

Independent Directors Meet Without Management Present	Yes

Annual Board and Committee Evaluations	Yes

Board Orientation and Continuing Education Program	Yes

Board Risk Committee	Yes

Codes of Conduct for Directors, Officers and Employees	Yes

Stock Ownership Guidelines for Directors and Executive Officers	Yes

Anti-Hedging and Pledging Policies	Yes

Recoupment (“Clawback”) Policy	Yes

FIRST Commonwealth ∎ 2020 Proxy Statement	3

Stock Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning the persons known by us to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percentage of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,404,766	(1)	14.7%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	7,169,477	(2)	7.3%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	10,545,979	(3)	10.7%

(1)

Based on the information provided pursuant to a statement on Schedule 13G filed with the SEC on February 4, 2020 by BlackRock, Inc. reporting the holdings of BlackRock, Inc. and its subsidiaries as of December 31, 2019. According to the Schedule 13G, BlackRock, Inc. or its subsidiaries held sole voting power with respect to 14,138,599 shares and sole dispositive power over all of the reported shares.

(2)

Based on information provided pursuant to a statement on Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP reporting holdings, as of December 31, 2019, of certain funds to which Dimensional Fund Advisors LP furnishes investment advice. Dimensional Fund Advisors LP disclaims beneficial ownership of the reported shares. According to the Schedule 13G, Dimensional Fund Advisors LP held sole voting power over 6,895,684 shares and sole dispositive power over all of the reported shares.

(3)

Based on information provided pursuant to a statement on Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. reporting the holdings of The Vanguard Group, Inc. and its subsidiaries as of December 31, 2019. According to the Schedule 13G, The Vanguard Group, Inc. held sole voting power over 98,528 shares, shared voting power over 21,170 shares, sole dispositive power over 10,442,734 shares and shared dispositive power over 103,245 shares.

4	FIRST Commonwealth ∎ 2020 Proxy Statement

Stock Ownership of Directors and Management

The following table sets forth certain information as of the March 2, 2020 record date with respect to beneficial ownership of our common stock by: (i) each director and nominee; (ii) each Named Executive Officer (“NEO”) listed in the Summary Compensation Table under the section of this proxy statement entitled “Executive Compensation,” and (iii) all directors and executive officers as a group. As of the record date, there were 98,248,083 shares of common stock outstanding. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Owned

Julie A. Caponi	46,352		*

Ray T. Charley	300,512	(1)	*

Gary R. Claus	38,662		*

David S. Dahlmann	52,862		*

Johnston A. Glass	78,373		*

Jon L. Gorney	23,504		*

Jane Grebenc	107,357		*

David W. Greenfield	35,757		*

Bart E. Johnson	56,322	(2)	*

Brian G. Karrip	50,016		*

Luke A. Latimer	145,918		*

Aradhna M. Oliphant	1,647		*

T. Michael Price	230,339		*

James R. Reske	59,984		*

Matthew C. Tomb	56,647		*

Robert J. Ventura	47,238		*

Stephen A. Wolfe	5,804		*

All directors and executive officers as a group (20 persons)	1,500,239		1.53%

*	Less than 1%

(1)

Includes 282,512 shares held by Charley Family Investments, LP, for which Mr. Charley has sole voting and investment power as manager of the general partner of the partnership, and 18,000 shares held by trusts for Mr. Charley’s children of which Mr. Charley has sole voting and investment power as trustee.

(2)	Does not include 682 shares owned by Mr. Johnson’s children.

FIRST Commonwealth ∎ 2020 Proxy Statement	5

Corporate Governance

The Board of Directors is responsible for overseeing the management of the Company’s business and affairs. The Board measures the effectiveness of its oversight using a balanced scorecard which is comprised of three themes:

•	Leadership and Accountability – the Board’s responsibility for appointing and retaining strong and qualified leaders and holding those leaders accountable for corporate performance;

•	Strategic Direction and Execution – the Board’s responsibility to approve the Company’s strategy and oversee its execution by management; and

•	Risk Oversight – the Board’s responsibility to establish the Company’s risk appetite and ensure that the Company’s strategies and risk management practices are aligned with the risk appetite.

Sound corporate governance provides the foundation which enables the Board to effectively carry out these responsibilities. This section discusses First Commonwealth’s corporate governance policies and practices, as well as the composition of the Board and its standing committees.

Corporate Governance Policies

The Board of Directors has adopted Corporate Governance Guidelines which codify our corporate governance policies and reflect our commitment to following corporate governance best practices. Below is a summary of the significant guidelines that we follow.

Separation of Chairman and CEO. We believe that the roles of Chairman of the Board and Chief Executive Officer should be held by separate persons and that the Chairman of the Board should be an independent director. This separation establishes an appropriate division of the Board’s oversight role from the management responsibilities of the officers and employees of the Company. Consistent with this principle, our current Chairman, David S. Dahlmann, is a non-executive independent director.

Majority Voting in Director Elections. Under our Corporate Governance Guldelines, any director who does not receive a majority of votes cast “for” his or her election in an uncontested election must tender his or her resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the shareholder vote, the Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and to disclose its decision-making process.

Director Independence. Under our Corporate Governance Guidelines, each director other than our Chief Executive Officer and the President of our subsidiary bank (who is required to serve on the bank’s board under Pennsylvania law) must be independent from management. All of our directors other than the Chief Executive Officer and the President of our subsidiary bank, who has been nominated for election to our board, currently satisfy the independence requirements of the New York Stock Exchange (“NYSE”), as described below under “Independence of Directors.”

Executive Sessions. Our Board and committees regularly meet in executive session without management present, and our non-management directors meet regularly without the Chief Executive Officer. This enables directors to provide candid feedback, raise concerns and discuss sensitive or confidential matters. Our Chairman, David S. Dahlmann, has also been designated as our Lead Director to preside at meetings of the non-management directors.

Stock Ownership. We believe that directors should hold a meaningful investment in the Company’s stock to ensure that their interests are aligned with our shareholders. Our guidelines require that all directors own shares having a value of at least $160,000 (five times the annual cash retainer) or 25,000 shares, whichever is less. This guideline must be met within five years of a director’s initial election to the Board. Directors receive 50% of their annual retainer in shares of Company stock; however, directors who own shares having a value of $400,000 or greater may elect to receive their full retainer in cash.

6	FIRST Commonwealth ∎ 2020 Proxy Statement

Corporate Governance

Director Orientation and Education. All new directors and committee members receive orientation to learn about the Company and its strategic plans, significant financial, regulatory, accounting and risk management matters and policies and compliance programs. Our current directors regularly participate in continuing education to maintain the skills necessary to perform their duties and responsibilities and to keep abreast of industry trends, legal and regulatory developments and corporate governance practices.

Performance Evaluations. Our Board and committees regularly evaluate and discuss their performance. In addition, our Board performs a peer evaluation from time to time to provide directors with a confidential forum to assess and provide candid feedback regarding their own performance and the performance of fellow directors. The Board and its committees use the results of these evaluations to identify opportunities to enhance performance and topics for director continuing education.

Retirement Age. We have established a mandatory retirement age of 75 for our directors. No candidate may be nominated for election as a director if he or she would be age 75 or older at the time of the election.

Meeting Frequency and Attendance. Directors are expected to attend Board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Last year, our Board met nine (9) times. All of our directors attended at least 75% of the total number of meetings of the Board and all committees of which they were members.

Annual Meeting Attendance. The annual meeting provides an opportunity for shareholders to meet and interact with our directors. All directors are expected to attend the annual meeting in the absence of an unavoidable conflict. Last year all of our directors attended the annual meeting.

Composition and Diversity of the Board

We believe that our Board should generally consist of between 10 and 15 directors. This range permits diversity of experience and sharing of Board and committee responsibilities without hindering effective governance. However, the Board may increase its membership beyond 15 to accommodate an exceptional candidate or operate with fewer than 10 directors if a vacancy arises.

We believe that effective oversight requires that the Board possess a diversity of perspectives, backgrounds and skills. The Governance Committee considers the diversity of the professional experience, education, expertise, viewpoints, background and other demographics when evaluating the current composition of the Board and the need for additional directors and when identifying and evaluating director nominees. The Governance Committee is also guided by a set of criteria that has been approved by the Board of Directors. Under these criteria, a director candidate should:

•	possess a sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations;

•

have a reputation for integrity, honesty and adherence to high ethical standards and personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board;

•

have the strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction;

•	understand or demonstrate a commitment to understand First Commonwealth, including our strategic vision, our mix of businesses and our approach to regulatory relations and risk management;

•	have a commitment and sufficient time to devote to our affairs, including regularly attending and participating in meetings of the Board and at least one standing committee; and

•	not have, nor appear to have, a conflict of interest that would impair his or her ability to represent the interests of our shareholders and to fulfill the responsibilities of a director.

FIRST Commonwealth ∎ 2020 Proxy Statement	7

Corporate Governance

When assessing each current director for possible nomination and re-election, the Governance Committee considers all of the criteria listed above, as well as the needs of the Board, the independence of the director, the director’s meeting attendance and participation, and the value of the director’s contributions to the effectiveness of our Board and its committees.

Independence of Directors

The rules of the NYSE require that at least a majority of our Board of Directors be comprised of independent directors. Our Corporate Governance Guidelines require that all directors other than the Chief Executive Officer and the President of our subsidiary bank must meet the independence standards established by the NYSE.

The Board reviews all relationships between the Company and its directors at least once per year and assesses each director’s independence annually using the NYSE independence standards. The Board has determined that a director may be independent even if he or she has business relationships with First Commonwealth or one of its affiliates, as long as, in the Board’s business judgment:

•

any transaction involving the director is entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons;

•	the relationship complies with all applicable laws and regulations; and

•	the relationship would not interfere with the director’s exercise of judgment independent from management of First Commonwealth.

Based upon these criteria, the Board has determined that directors Caponi, Charley, Claus, Dahlmann, Glass, Gorney, Greenfield, Johnson, Latimer, Oliphant, Ventura and Wolfe are independent.

When evaluating the independence of Mr. Latimer, the Board considered the lease transaction between First Commonwealth Bank and SML Limited Partnership described below under the heading “Related Party Transactions,” and concluded that the transaction did not impact the independence of Mr. Latimer because the amount paid to SML Limited Partnership during 2019 fell below the quantitative limits established by the NYSE independence rules and was not otherwise material to Mr. Latimer or First Commonwealth.

Oversight of Risk

The Board of Directors actively oversees the risk management practices employed by First Commonwealth and its management team. The Board receives regular reports from our Chief Risk Officer regarding material risk exposures and the actions taken to monitor and mitigate those risks. In addition, senior management updates the Board at its regular meetings regarding trends and developments for credit, market, liquidity, compliance, reputation, operational and strategic risk. Our Risk Committee provides risk oversight for the Board as a dedicated forum to review and discuss risks and risk management policies and practices. In addition, the Credit Committee of the First Commonwealth Bank Board of Directors oversees the Bank’s lending operations and the quality and performance of its loan portfolios.

Audit Committee

The Audit Committee is comprised of Julie A. Caponi (Chair), Gary R. Claus, Robert J. Ventura and Stephen A. Wolfe, each of whom is an independent director under our Guidelines and the NYSE and Securities and Exchange Commission (“SEC”) standards. The primary responsibilities of the Audit Committee are to monitor the integrity of our financial statements, select and oversee our independent registered public accounting firm, oversee our internal audit process, monitor our compliance with legal and regulatory requirements, including the receipt and resolution of complaints concerning accounting, internal controls and auditing matters, and review and discuss major financial risk exposures with

8	FIRST Commonwealth ∎ 2020 Proxy Statement

Corporate Governance

management and steps taken to monitor and control those exposures, including risk assessments and risk management policies. Each member of the Audit Committee is financially literate, and our Board has determined that Directors Caponi and Claus qualify as “audit committee financial experts” as defined by the rules of the SEC. The Audit Committee met eight (8) times in 2019. A report of the Audit Committee follows on page 17.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee is comprised of Robert J. Ventura (Chair), Ray T. Charley, Gary R. Claus and David W. Greenfield. The primary responsibilities of the Compensation and Human Resources Committee are to review and determine the compensation of the CEO and other executive officers, lead the annual review of the performance of the CEO, develop and approve the CEO succession plan and oversee succession and development planning for the other executive officers, establish and oversee executive compensation and employee benefit programs, and review and approve the terms of any employment, severance, change of control or similar agreement for our CEO and other executive officers. The Compensation and Human Resources Committee met seven (7) times during 2019. Each member of the Compensation and Human Resources Committee is an independent director under our Guidelines and applicable NYSE standards. A report of the Compensation and Human Resources Committee follows on page 38.

Governance Committee

The Governance Committee is comprised of David W. Greenfield (Chair), Ray T. Charley, Luke A. Latimer, and Aradhna M. Oliphant. The primary responsibilities of the Governance Committee are to identify and recommend director nominees to the Board of Directors, recommend directors to serve as members and as chair for each committee of the Board, determine director compensation, lead the annual review of the performance of the Board and its committees, recommend and approve corporate governance policies and practices for the Board, and review and approve related party transactions and monitor compliance with our Code of Conduct and Ethics, insider trading and related policies. Each member of the Governance Committee is an independent director under our Guidelines and applicable NYSE standards. The Governance Committee met six (6) times during 2019.

Risk Committee

The Risk Committee is a joint committee of the Boards of Directors of First Commonwealth Financial Corporation and First Commonwealth Bank and is comprised of Jon L. Gorney (Chair), David S. Dahlmann, Johnston A. Glass, Bart E. Johnson and Aradhna M. Oliphant. The primary responsibilities of the Risk Committee are to oversee and review information regarding our enterprise risk management framework, review and approve our significant risk management policies, assess the risks associated with our compensation practices, review and discuss with management the level and trend of risk exposures, including credit, market, liquidity, operational, compliance and legal, reputation and strategic risk, and assess risks associated with strategic and operating plans and strategic initiatives. The Risk Committee met seven (7) times during 2019.

Code of Conduct and Ethics

The Code of Conduct and Ethics governs the actions and working relationships of First Commonwealth employees, officers and directors. This Code addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations. The Code of Conduct and Ethics encourages and provides a process for the reporting of any illegal or unethical behavior. First Commonwealth has established an ethics hotline to allow employees, officers and directors to anonymously report any known or suspected violation of laws, rules or regulations or the Code of Conduct and Ethics.

FIRST Commonwealth ∎ 2020 Proxy Statement	9

Corporate Governance

Where to Find Governance Documents

You can find copies of the charters for our Audit Committee, Compensation and Human Resources Committee, Governance Committee and Risk Committee, as well as our Corporate Governance Guidelines, Code of Conduct and Ethics and other important information, by visiting our website at www.fcbanking.com and following the links to “Investor Relations” and “Corporate Governance.”

Communicating with Directors

You may communicate directly with any director or the full Board. To do so, please write to the person or persons desired and mail the communication to:

First Commonwealth Financial Corporation

Attn: Board Communications

P.O. Box 400

Indiana, PA 15701

Our employees will not open or otherwise screen any communications sent to this address. The communications will be delivered directly to the Lead Director, who will determine how to respond, including whether to present the communication to the full Board or to forward it to an individual director. If you send director-related communications to our offices, we will handle them in accordance with a collection and organization process approved by the Board. These communications are subject to a screening process that will determine which communications will be relayed to directors.

In addition, First Commonwealth has retained an independent service provider to receive calls from shareholders and other interested parties who wish to communicate with the non-management directors. The telephone number for this service is 1-866-825-5283. The independent service provider will forward all communications to the Lead Director who will take such action as he deems appropriate. A summary report of all communications received and actions taken by the Lead Director will be presented during the next executive session of the non-management directors and, if the non-management directors deem appropriate, to the full Board.

10	FIRST Commonwealth ∎ 2020 Proxy Statement

Compensation of Directors

Director Compensation Schedule

In 2019 our Non-Management directors were compensated according to the following schedule:

Board Member Retainer(1)	$64,000

Committee Member Retainer	$8,000

Committee Chair Premium(2)	$12,000

Audit Committee Chair Premium(2)	$14,500

(1)

Half of the annual retainer fee for service on the Board of Directors is paid in cash and half is paid in shares of common stock based on the closing price of the Company’s stock on the date of the annual meeting of Shareholders. Directors who own shares having a value of at least $400,000 may elect to receive their full retainer in cash.

(2)	The Chair of each Committee is paid a premium for the additional time and effort required to chair the committee. The premium is in addition to the Committee Member Retainer.

In addition to the fees described above, Mr. Dahlmann received an annual retainer fee of $100,000 during 2019 for his service as the non-executive Chairman of First Commonwealth Financial Corporation. The Chief Executive Officer does not receive additional compensation for service on our Board of Directors.

Director Compensation in 2019

The following table shows the compensation paid to our non-employee directors during 2019:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Julie A. Caponi	86,500	0	8,000	94,500

Ray T. Charley	48,000	32,000	0	80,000

Gary R. Claus	48,000	32,000	0	80,000

David S. Dahlmann	172,000	0	8,000	180,000

Johnston A. Glass	72,000	0	20,000	92,000

Jon L. Gorney	52,000	32,000	8,000	92,000

David W. Greenfield	60,000	32,000	0	92,000

Bart E. Johnson	40,000	32,000	8,000	80,000

Luke A. Latimer	72,000	0	0	72,000

Aradhna M. Oliphant(4)	31,999	21,333	0	53,332

Laurie S. Singer(4)	26,668	0	0	26,668

Robert J. Ventura	92,000	0	0	92,000

Stephen A. Wolfe	40,000	32,000	0	72,000

(1)	“Fees Earned or Paid in Cash” consists of retainer fees for service on the Board of Directors and committees of First Commonwealth Financial Corporation.

(2)	Represents the portion of the annual retainer paid in shares of common stock based upon the grant date fair value of the shares.

(3)	“All Other Compensation” consists of cash retainer fees for service on the Credit Committee of First Commonwealth Bank.

(4)

Director Oliphant was elected to our Board in April 2019. Director Singer retired from our Board in April 2019. The retainer fees paid to Directors Oliphant and Singer during 2019 were prorated based upon the number of months in which each Director served on our Board.

None of our directors hold options to purchase our stock.

FIRST Commonwealth ∎ 2020 Proxy Statement	11

Proposal 1 – Election of Directors

Upon the recommendation of our Governance Committee, the Board of Directors has nominated the fourteen (14) persons named below for election at the 2020 Annual Meeting of Shareholders to serve until the next annual meeting and until his or her successor is elected and qualified. Director Laurie Singer has advised the Board that she will retire from the Board of Directors at the expiration of her current term and is not standing for reelection at the Annual Meeting. Relevant biographical information concerning each nominee, including the nominee’s business experience and qualifications, is set forth below.

Julie A. Caponi. Ms. Caponi, age 58, is a Certified Public Accountant. In January 2018, she retired from her position as Assistant Treasurer of Arconic Inc. (formerly known as Alcoa Inc.), a manufacturer of engineered products from aluminum and other lightweight metals, having served in that capacity since May 2013. Ms. Caponi previously served as Vice President-Audit of Arconic from 2005 to 2013 and as Assistant Controller of Arconic from 2000 to 2005. Before joining Arconic, Ms. Caponi was an audit partner at Deloitte, principally serving clients in the financial services industry. Ms. Caponi joined our Board in 2007 and currently chairs our Audit Committee. She is a director of First Commonwealth Bank and a member of the Credit Committee of First Commonwealth Bank. Ms. Caponi has served as a Director of First Western Financial, Inc., a bank holding company in Denver, Colorado, since 2017 and is a member of the audit and compensation committees of First Western Financial. Ms. Caponi earned a Bachelor of Science Degree in Accounting from the Indiana University of Pennsylvania. She is a member of the American and Pennsylvania Institutes of Certified Public Accountants. Ms. Caponi’s qualifications for service on our Board include her leadership experience and her expertise in financial accounting, auditing and internal controls.

Ray T. Charley. Mr. Charley, age 68, has served as the Chief Executive Officer of Thomi Co., an operator of retail grocery stores in Greensburg, Pennsylvania, since 1983. Mr. Charley served as a director of Southwest National Corporation from 1989 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. Mr. Charley is a member of our Governance Committee and our Compensation and Human Resources Committee and is also a director of First Commonwealth Bank. He is the Chair of the Westmoreland Frick Hospital Foundation of Excela Health, an operator of hospitals and other health care facilities in Western Pennsylvania, and a former officer of Excela Health Holding Co. Mr. Charley also serves as a director and in leadership capacities for various charitable organizations. Mr. Charley earned a Bachelor’s degree from Duquesne University and a law degree from the Pennsylvania State University Dickinson School of Law. Mr. Charley’s qualifications for service on our Board include his business acumen and his commitment to sound governance and oversight as demonstrated by his extensive experience as a director in the financial services industry.

Gary R. Claus. Mr. Claus, age 67, is a Certified Public Accountant. Mr. Claus spent 35 years as a tax accountant at PriceWaterhouseCoopers, where he was admitted as a Partner in 1986 and served as the Pittsburgh Tax Site Leader from 1992 through 2004. He served as an executive search and talent consultant from 2008 until his retirement in October 2017. Mr. Claus joined our Board in April 2011, serves as a member of our Audit Committee and our Compensation and Human Resources Committee and is also a director of First Commonwealth Bank. Mr. Claus has a wide variety of experience advising clients ranging from large publicly held companies to small privately owned companies, including manufacturers, law firms and other service companies. He is also active in professional, community and church organizations, serving as Chairman of the Board of Goodwill of Southwestern Pennsylvania and Chairman of the Board of Trustees of Robert Morris University. Mr. Claus earned a Bachelor of Science degree in Accounting from Robert Morris University. Mr. Claus’s qualifications for Board service include his extensive professional experience in accounting, executive compensation and human resources.

David S. Dahlmann. Mr. Dahlmann, age 70, has served as the Chairman of the Board of First Commonwealth Financial Corporation and First Commonwealth Bank since 2006. He was formerly Vice Chairman of First Commonwealth Financial Corporation from 1998 to 2002, President and Chief Executive Officer of Southwest National Corporation from 1991 to 1998 and President and Chief Executive Officer of Southwest Bank from 1991 until its merger with First Commonwealth Bank in 2002. He was a director of Southwest National Corporation from 1991 and joined our Board in 1998 upon the completion of our merger

12	FIRST Commonwealth ∎ 2020 Proxy Statement

Proposal 1 – Election of Directors

with Southwest National Corporation. Mr. Dahlmann formerly served on the Board of Directors of the Federal Reserve Bank of Cleveland and as an Adjunct Professor at Saint Vincent College in Latrobe, Pennsylvania, and he serves as a director for numerous charitable, educational and civic associations. Mr. Dahlmann is a member of our Risk Committee and the Credit Committee of First Commonwealth Bank. He earned a Bachelor’s Degree in Economics and Masters of Business Administration degrees from the Indiana University of Pennsylvania. Mr. Dahlmann’s qualifications for Board service include his extensive career as a director and executive in the financial services industry and his expertise and experience in corporate governance matters.

Johnston A. Glass. Mr. Glass, age 70, is retired. Mr. Glass has served on our Board since 1986. He served as Vice Chairman of First Commonwealth Financial Corporation and as President and Chief Executive Officer of First Commonwealth Bank and its predecessor, NBOC Bank, until his retirement in 2005. Mr. Glass is a director of First Commonwealth Bank, serves as member of our Risk Committee and Chairs the Credit Committee of First Commonwealth Bank. Mr. Glass served as a director of First National Bank of Santa Fe until May 2013. He has served as a director and officer of numerous civic and non-profit associations and as past director of the Pennsylvania Bankers Association. He earned a Bachelor of Science degree from the Pennsylvania State University. Mr. Glass’s qualifications for Board service include his extensive leadership experience in the banking industry, his thorough understanding of First Commonwealth and its business and his long history of service as a director of First Commonwealth and other organizations.

Jon L. Gorney. Mr. Gorney, age 69, is a management consultant. He joined our Board in January 2013. He is also a director of First Commonwealth Bank. Mr. Gorney chairs our Risk Committee and is a member of the Credit Committee of First Commonwealth Bank. Mr. Gorney began his 37-year career in the financial services industry with National City Corporation. He served as Executive Vice President of National City Corporation from 1992 through 2008 and oversaw all technology and operations for National City. From 2004 through 2006, Mr. Gorney also served as Chairman and Chief Executive Officer of National Processing Company, a majority subsidiary of National City that was the second largest merchant card processor in the United States. Mr. Gorney joined PNC Financial Services Group through the acquisition of National City in December 2008 and served as an Executive Vice President until his retirement in June 2010. While at PNC, Mr. Gorney co-chaired the company-wide integration of PNC and National City and was responsible for the leadership and development of a single operating organization for PNC. He currently serves as a director of Professional Bank, Coral Gables, Florida. Mr. Gorney earned a Bachelor of Science degree in Computer Science from the University of Dayton. His qualifications for Board service include his extensive experience as a financial services executive and his strong expertise in financial services information technology and operations.

Jane Grebenc. Ms. Grebenc, age 61, has served as Executive Vice President and Chief Revenue Officer of First Commonwealth Financial Corporation and President of First Commonwealth Bank since May 31, 2013. Ms. Grebenc’s financial services career includes executive leadership roles at a variety of institutions, including Park View Federal Savings Bank, Key Bank, and National City Bank. She was formerly the Executive Vice President in charge of the retail, marketing, IT and operations and the mortgage segments at Park View Federal Savings Bank from 2009 until 2012, the Executive Vice President in charge of the Wealth Segment at Key Bank from 2007 until 2009 and the Executive Vice President / Branch Network at National City Bank prior to 2007. Ms. Grebenc has served as a director of First Commonwealth Bank since June 2013. Ms. Grebenc received her Bachelor of Science degree in Economics from John Carroll University, and she earned her MBA in Finance and Marketing from Case Western Reserve University. Her qualifications for service on our Board include her thorough understanding of the banking and financial services industry.

David W. Greenfield. Mr. Greenfield, age 69, is retired. He has served on our Board since April 2010 and is a member of our Compensation and Human Resources Committee and Chair of our Governance Committee. He is also a director of First Commonwealth Bank. Mr. Greenfield was formerly Vice President, Secretary and General Counsel of Kennametal, Inc., a global manufacturer of tooling, engineered

FIRST Commonwealth ∎ 2020 Proxy Statement	13

Proposal 1 – Election of Directors

components and advanced materials consumed in production processes from 2001 until his retirement in 2010. Prior to joining Kennametal in 2001, Mr. Greenfield was a shareholder of Buchanan Ingersoll & Rooney P.C., a Pittsburgh-based law firm, focusing on corporate, financial and transactional issues involving public and private companies. He also served as Senior Vice President, General Counsel and Secretary of Meritor Automotive, Inc. and Associate General Counsel of Rockwell International Corporation. He is also active in a number of charitable, educational and civic organizations, and also serves as a trustee of Warren Wilson College in Asheville, North Carolina. Mr. Greenfield earned a Bachelor of Arts degree from the University of Pittsburgh and a law degree from Wake Forest University School of Law. Having practiced law for over 35 years and served in executive capacities for three publicly traded companies, Mr. Greenfield has extensive experience in corporate governance, ethics and compliance matters and the execution of corporate strategy and is therefore qualified to serve as a director.

Bart E. Johnson. Mr. Johnson, age 54, is President and Chief Executive Officer of AgriCommunicators, Inc., a multi-channel communications firm specializing in the agricultural community. Mr. Johnson served as a director of DCB Financial Corp., the bank holding company for The Delaware County Bank and Trust Company, from 2010 until the merger of DCB Financial Corp with First Commonwealth. Mr. Johnson was appointed to our Board following the merger in April 2017. He is also a director of First Commonwealth Bank and serves as a member of our Risk Committee and the Credit Committee of First Commonwealth Bank. He earned a Bachelor’s degree in Agricultural Economics from The Ohio State University. Mr. Johnson has expertise in marketing and communications from his association with AgriCommunicators, and his background and association with Delaware County, Ohio and the regional farm community provides an important connection between First Commonwealth and its Central Ohio market and agricultural related customers.

Luke A. Latimer. Mr. Latimer, age 43, is Chairman, Chief Executive Officer and President of R&L Development, a heavy construction company in New Alexandria, Pennsylvania. He previously served as Executive Vice President and Treasurer of R&L Development from 1999 to October 2015. Mr. Latimer is a General Partner of SML Limited Partnership, a real estate holding and development partnership in New Alexandria, Pennsylvania. Mr. Latimer joined our Board in April 2011. He also serves as a director of First Commonwealth Bank and is a member of our Governance Committee. Mr. Latimer has served as a Director and Compensation Committee member of First Western Financial, Inc., a bank holding company in Denver, Colorado, since July 2015, and previously served as Chairman of the Board of Directors of First National Bank of Santa Fe and a director of New Mexico Banquest Corporation, a bank and bank holding company in Santa Fe, New Mexico, until May 2013. He earned a Bachelor of Science degree in Business Management from Saint Vincent College. His qualifications for service as a director include his extensive business experience and his years of service as a director in the financial services industry.

Aradhna M. Oliphant. Ms. Oliphant, age 54, has served as President and Chief Executive Officer of Leadership Pittsburgh, Inc., a leadership development and networking organization in Southwestern Pennsylvania, since 2005. She previously served in leadership positions at The Forbes Funds, an affiliate of the Pittsburgh Foundation, The Children’s Festival Chorus in Pittsburgh, and Princeton Pro Musica in New Jersey. She has also served as an Adjunct Professor of Business Management and Psychology at various universities in New Jersey including Rider University, College of New Jersey, and College of St. Elizabeth. Ms. Oliphant joined our Board in April 2019 and serves as a member of our Governance Committee and Risk Committee. She earned a Bachelor of Arts Degree in Humanities and a Master of Arts Degree in Psychology from University of Bhopal, India, and a Master of Business Administration from Rutgers University, New Jersey. She has received Honorary Doctorates from Waynesburg University and Robert Morris University, both in Pennsylvania. Ms. Oliphant’s qualifications for service on our Board include her extensive leadership, professional development and business experience, extensive command of issues affecting the Pittsburgh Region and strong network and reputation among leaders across the business, foundation, public and civic sectors.

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Proposal 1 – Election of Directors

T. Michael Price. Mr. Price, age 57, is the President and Chief Executive Officer of First Commonwealth Financial Corporation and Chief Executive Officer of First Commonwealth Bank. He has been a director of the Company since March 2012 and is also a director of First Commonwealth Bank. He served as Interim President and Chief Executive Officer of the Company from January 2012 until being appointed to serve in that capacity on a permanent basis in March 2012. Mr. Price served as President of First Commonwealth Bank from November 2007 until May 2013. Before joining First Commonwealth, Mr. Price served as Chief Executive Officer of the Cincinnati and Northern Kentucky Region of National City Bank from July 2004 to November 2007 and as Executive Vice President and Head of Small Business Banking of National City Bank prior to July 2004. He currently serves on the Board of Directors of Indiana Regional Medical Center and is the First Vice Chairman of the Pennsylvania Bankers Association Board of Directors. Mr. Price received his Bachelor of Science degree from the University of Utah, and he earned his MBA from Cleveland State University. Mr. Price’s qualifications for service on our Board include his thorough understanding of the banking and financial services industry, which he has attained through more than 25 years of executive leadership experience.

Robert J. Ventura. Mr. Ventura, age 70, is Executive Managing Director of Ventura Group, LLC, an investment banking firm in Pittsburgh, Pennsylvania, and formerly served in a similar capacity as Managing Director of Raptor Partners, LLC, from June 2010 through August 2012 and as Principal of Ventura Group, LLC. Mr. Ventura previously served as Director of Acquisitions and Divestitures and Director of Financial Planning and Analysis during a 15-year career with Rockwell International Corporation, a diversified global manufacturing company. Mr. Ventura served as a director of GA Financial, Inc. from 1998 and joined our Board in 2004 at the completion of our acquisition of GA Financial, Inc. Mr. Ventura chairs our Compensation and Human Resources Committee, serves as a member of our Audit Committee and is also a director of First Commonwealth Bank. He earned a Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh and Masters of Business Administration degree from Duquesne University and has held Series 79 and 63 securities licenses. Mr. Ventura’s qualifications for Board service include his expertise in business and financial analysis and mergers and acquisitions and his experience as a director in the financial services industry.

Stephen A. Wolfe. Mr. Wolfe, age 55, has served as President and Chief Executive Officer of Indiana Regional Medical Center, an independent community hospital in Indiana, Pennsylvania, since 1999. Mr. Wolfe is the Founder, President and Chairman of the Pennsylvania Mountains Healthcare Alliance, a regional health information organization that facilitates the exchange of electronic health information among healthcare providers, and is the Chairman of the Pennsylvania Mountain Care Network, a collaborative network of three hospitals in Western Pennsylvania. Mr. Wolfe joined our Board in April 2017 and serves as a director of First Commonwealth Bank and as a member of our Audit Committee. He is active in numerous civic and charitable organizations, having served as Chairman of the Indiana County Chamber of Commerce, a member of the Indiana County Development Corporation and Center for Economic Operations, the co-founder and Chairman of the Seeds of Faith Christian Academy and Campaign Chair for the United Way. Mr. Wolfe earned a Bachelor of Science degree in Pharmacy from Temple University and a Masters in Public Administration from Penn State University. Mr. Wolfe contributes extensive experience in business, strategic planning and execution and organizational development to our Board of Directors.

Each director elected this year will continue in office until a successor has been elected. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

The Board of Directors recommends that you vote “FOR” each of the nominees listed above.

FIRST Commonwealth ∎ 2020 Proxy Statement	15

Proposal 2 – Ratification of Independent Accounting Firm

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent auditors of First Commonwealth and our subsidiaries for the year ending December 31, 2020. Ernst & Young LLP has served as our independent registered public accounting firm since 2019. In selecting Ernst & Young LLP, the Audit Committee considered a number of factors, including:

•	the professional qualifications of Ernst & Young LLP, the lead partner and other key engagement partners;

•	Ernst & Young LLP independence and its processes for maintaining independence;

•

Ernst & Young LLP’s depth of understanding of First Commonwealth’s business, accounting policies and practices and internal control over financial reporting, as well as the breadth and depth of Ernst & Young LLP’s understanding of the financial services industry;

•	the appropriateness of Ernst & Young LLP’s fees for audit and non-audit services;

•	the most recent Public Company Accounting Oversight Board (PCAOB) inspection report on Ernst & Young LLP and the results of “peer review” and self-review examinations;

•	the results of annual evaluations by management and the Audit Committee of the qualifications, performance and independence of Ernst & Young LLP; and

•	the potential impact of changing our independent registered public accounting firm.

At the annual meeting, shareholders will be asked to ratify the appointment of Ernst & Young LLP as First Commonwealth’s independent registered public accounting firm for the 2020 fiscal year. Although shareholder approval is not required, the Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the annual meeting, the Board will review its future selection of auditors. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of First Commonwealth and its shareholders. No formal statement by representatives Ernst & Young LLP is anticipated at the Annual Meeting. However, representatives of Ernst & Young LLP are expected to attend the Annual Meeting to respond to appropriate questions.

The affirmative vote of the holders of a majority of First Commonwealth’s common stock present in person or represented by proxy at the annual meeting is necessary for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

16	FIRST Commonwealth ∎ 2020 Proxy Statement

Audit Information

Report of the Audit Committee

The Audit Committee of First Commonwealth’s Board of Directors operates under a written charter that specifies the Audit Committee’s duties and responsibilities. This charter is available on First Commonwealth’s website at www.fcbanking.com by following the links to “Investor Relations” and “Corporate Governance.”

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. First Commonwealth’s independent registered public accounting firm is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of First Commonwealth as of and for the year ended December 31, 2019 with First Commonwealth’s management and Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP the firm’s independence from the Company and management, and has received the written disclosures and the communication from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent auditor’s communications with the Committee concerning independence. In addition, the Committee has discussed with Ernst & Young LLP the matters required to be discussed under PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in First Commonwealth’s annual report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Julie A. Caponi, Chair

Gary R. Claus

Robert J. Ventura

Stephen A. Wolfe

FIRST Commonwealth ∎ 2020 Proxy Statement	17

Audit Information

Fees Billed by External Auditors

The aggregate fees billed by Ernst & Young LLP for the fiscal year ended December 31, 2019, and the aggregate fees billed by First Commonwealth’s prior external auditor, KPMG LLP, for the fiscal year ended December 31, 2018, were as follows:

	For the Fiscal Year Ended December 31, 2019 ($) (Ernst & Young LLP)	For the Fiscal Year Ended December 31, 2018 ($) (KPMG LLP)

Audit Fees(1)	1,138,428	1,700,575

Audit Related Fees	0	0

Tax Fees	0	0

All Other Fees	0	0

(1)

The amount of “Audit Fees” for 2019 represents actual fees billed and does not include additional fees related to the integrated audit of First Commonwealth’s 2019 consolidated financial statements that may be billed after the date of this proxy statement.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by First Commonwealth’s independent auditors in order to assure that the provision of those services does not impair the accounting firm’s independence. Accordingly, the Audit Committee has adopted a policy for the pre-approval of audit and non-audit services by First Commonwealth’s independent auditors and requires that the independent auditor be engaged for non-audit services only when it is best suited for the job. This policy allows the Audit Committee to pre-approve services through general pre-approval or specific pre-approval.

Under general pre-approval, the Audit Committee approves in advance the payment of up to a specified amount of fees for the performance of specified types of audit, audit-related, tax and other services by the independent auditors. The term of general pre-approval is generally twelve (12) months from the date of pre-approval. Any services that are not subject to general pre-approval or fees in excess of pre-approved limits must be specifically pre-approved by the Audit Committee on a case-by-case basis. Pre-approved fee levels or budgeted amounts for all services to be provided by the independent auditors are established annually by the Audit Committee.

The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management. However, the pre-approval policy allows the Audit Committee to delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decision of any member to whom authority is delegated to pre-approve an activity is presented to the full Audit Committee at its next scheduled meeting.

18	FIRST Commonwealth ∎ 2020 Proxy Statement

Proposal 3 – Approval of Employee Stock Purchase Plan

Introduction

On January 28, 2020, on the recommendation of the Compensation & Human Resources Committee, the Board of Directors unanimously adopted the First Commonwealth Financial Corporation Employee Stock Purchase Plan (the “ESPP”), subject to the approval of the shareholders of the Company. The ESPP is a broad-based plan that provides an opportunity for eligible employees of the Company and its participating subsidiaries to purchase shares of the Company’s Common Stock (referred to herein as “shares”) through periodic payroll deductions at a discount from the then-current market price. The ESPP does not provide for discretionary grants. If approved by the Company’s shareholders, a total of 1,000,000 shares will be made available for purchase under the ESPP.

Shareholder Approval Requirement

The affirmative vote of the holders of a majority of the votes cast by shareholders present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the ESPP. Shareholders are requested in this Proposal 3 to approve the ESPP in substantially the form attached hereto as Annex A. If shareholders do not approve this Proposal 3, then the ESPP will terminate if shareholder approval is not obtained by January 28, 2021, the first anniversary of the date of adoption of the ESPP by the Board of Directors.

Approval of the ESPP by the shareholders will enable the Company to offer a current market-competitive, broad-based stock purchase plan to employees of the Company and its subsidiaries. The Board believes that the ESPP is in the best interest of the Company and its shareholders because it will help us to attract, retain and reward eligible employees and further align the interests of employees and the Company’s shareholders.

Key Features of the ESPP

The principal features of the ESPP are summarized below, but the summary is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP is attached to this Proxy Statement as Annex A, and is incorporated herein by reference. For purposes of this Proposal 3, “Committee” means the Compensation & Human Resources Committee of our Board or such other properly delegated committee appointed by the Board or Committee to administer the ESPP, and “Administrator” means the Committee or, subject to applicable law, the Company’s senior officer responsible for human resources or one or more of the Company’s officers appointed by the Board or Committee to administer the day-to-day operations of the ESPP.

Purpose of the ESPP

The purpose of the ESPP is to provide an opportunity for eligible employees of the Company and any subsidiary of the Company that has been designated by the Committee (each, a “Participating Subsidiary”) to purchase shares of the Company at a discount through voluntary contributions from such employees’ eligible pay, thereby attracting, retaining and rewarding such persons and further aligning the interests of such employees and the Company’s shareholders.

The rights granted under the ESPP are intended to be treated as purchase rights granted under an “employee stock purchase plan,” as that term is defined in Section 423 of the Internal Revenue Code of the United States (the “Code”).

Shares Subject to ESPP and Adjustments upon Changes in Capitalization

A total of 1,000,000 of the Company’s shares will be initially authorized and reserved for issuance under the ESPP. Such shares may be authorized but unissued shares of Common Stock, treasury shares or shares of Common Stock purchased on the open market or from any other source.

FIRST Commonwealth ∎ 2020 Proxy Statement	19

ProposaL 3 – Approval of Employee Stock Purchase Plan

In the event of a stock split, stock dividend, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, reclassification or combination of shares, merger, consolidation, distribution, split-up, spin-off, exchange of shares, sale of assets or similar corporate transaction or event, the Committee will, in the manner it deems equitable, adjust (i) the number and class of shares that are reserved for issuance under the ESPP, (ii) the number and class of shares subject to outstanding purchase rights that have not yet been exercised, and (iii) the appropriate fair market value, purchase price per share and related determinations covered by each purchase right under the ESPP that has not yet been exercised.

Administration

The ESPP will be administered by the Committee. The Committee will have, among other authority, the authority to interpret, reconcile any inconsistency in, correct any default in and apply the terms of the ESPP, to determine eligibility and adjudicate disputed claims under the ESPP, to determine the terms and conditions of purchase rights under the ESPP, and to make any other determination and take any other action desirable for the administration of the ESPP. The Committee is authorized to adopt such rules and regulations for administering the ESPP as it may deem necessary to comply with the requirements of Section 423 of the Code. To the extent not prohibited by applicable laws, the Committee may delegate its authority to the Administrator or other persons or groups of persons, including to assist with the day-to-day administration of the ESPP.

Eligibility

Generally, any employee of the Company or a Participating Subsidiary whose customary term of employment is for more than 20 hours per week is eligible to participate in the ESPP and may participate by submitting an enrollment form to the Company under procedures specified by the Administrator. As of December 31, 2019, approximately 1,540 employees, including all executive officers, were eligible to participate in the ESPP.

The Committee, in its discretion, may determine on a uniform basis for an offering that employees will not be eligible to participate if they have not completed a minimum length (not to exceed two years) of service since their hire date.

No employee is eligible for the grant of any purchase rights under the ESPP if, immediately after such grant, the employee would own shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any subsidiary or parent of the Company (including any shares which such employee may purchase under all outstanding purchase rights), nor will any employee be granted purchase rights to buy more than $25,000 worth of shares (determined based on the fair market value of the shares on the date the purchase rights are granted) under the ESPP in any calendar year such purchase rights are outstanding.

Offering Periods

The ESPP will be implemented by consecutive offering periods with a new offering period commencing on the first trading day of the relevant offering period and terminating on the last trading day of the relevant offering period. Unless and until the Committee or the Administrator determine otherwise in its discretion, each offering period will be approximately six months. Unless otherwise determined by the Committee or the Administrator, offering periods will run from July 1st (or the first trading day thereafter) through December 31st (or the last trading day prior to such date) and from January 1st (or the first trading day thereafter) through June 30th (or the last trading day prior to such date).

The Committee or the Administrator has the authority to establish a different duration for one or more offering periods or different commencement or ending dates for such offering periods with respect to future offerings without shareholder approval, provided that no offering period may have a duration that exceeds five (5) years, or twenty-seven months if the purchase price with respect to the offering is based on the lower of the closing price of the Stock on the offering commencement date or the purchase date as described under “Purchase Price.”

20	FIRST Commonwealth ∎ 2020 Proxy Statement

ProposaL 3 – Approval of Employee Stock Purchase Plan

Payroll Deductions

Except as otherwise provided by the Committee, a minimum of 1% and a maximum of 15% of a participant’s “Base Pay” (as defined in the ESPP) may be contributed by payroll deductions or other payments that the Committee may permit a participant to make toward the purchase of shares during each offering period. Once an eligible employee elects to participate in an offering period, then the participant will automatically participate in subsequent offering periods at the same contribution rate as was in effect in the prior offering period unless the participant elects to increase or decrease the contribution rate or withdraw, or is deemed to withdraw, from the ESPP. A participant who is automatically enrolled in a subsequent offering period is not required to file any additional documentation in order to continue participation; provided, however, that participation in the subsequent offering period will be governed by the terms and conditions of the ESPP in effect at the beginning of such offering period, subject to the participant’s right to withdraw from the ESPP. A participant may elect to increase or decrease the rate of such contributions during any subsequent enrollment period by submitting the appropriate form online through the Company’s designated plan broker or to the Administrator. Any such new rate of contribution will become effective on the first day of the first offering period following the completion of such form. Unless otherwise determined by the Administrator, during an offering period (but no later than 30 days before the end of the offering period), a participant may increase or decrease the rate of contributions only one time. Such changes shall be effective as soon as administratively practicable after that. If a participant reduces his or her rate of contributions to zero, it shall be deemed to be a withdrawal from participation for the remainder of the offering period. The participant must then wait until the next offering period to resubscribe to the ESPP.

Purchase Price

The purchase price per share at which shares are sold in an offering period under the ESPP will be 95% of the fair market value of the shares on the purchase date, which generally is the last day of the offering period. The Committee may determine with respect to any offering that the purchase price will be a different percentage, which will not be less than 85%, of the fair market value of the shares on the purchase date or that the purchase price will be a percentage, which will not be less than 85%, of the lower of the fair market value of the shares of stock on the first day of the offering period or the purchase date. “Fair market value” generally means the closing sales price of a share of the company’s common stock on the NYSE for the applicable date.

Purchase of Shares

Each purchase right will be automatically exercised on the applicable purchase date, and shares will be purchased on behalf of each participant by applying the participant’s contributions for the applicable offering period to the purchase of shares, which may include partial shares in the Administrator’s sole discretion, at the purchase price in effect for that purchase date.

To the extent that purchase of partial shares is not authorized by the Administrator in connection with an offering, any amount remaining in a participant’s account that was not applied to the purchase of shares because it was insufficient to purchase a whole share will be carried forward for the purchase of shares during the following offering period. However, any amounts not applied to the purchase of shares during an offering period for any reason other than as described above will not be carried forward to any subsequent offering periods, and will instead by refunded, without interest, as soon as practicable after the purchase date, except as otherwise determined by the Administrator or required by applicable law.

Transferability

Purchase rights granted under the ESPP are not transferable by a participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant.

FIRST Commonwealth ∎ 2020 Proxy Statement	21

ProposaL 3 – Approval of Employee Stock Purchase Plan

Withdrawals

A participant may withdraw from an offering period at any time, but not retroactively, during the offering period. Upon a participant’s withdrawal, deductions of contributions on behalf of the participant will be discontinued commencing with the payroll period immediately following the effective date of the withdrawal, and such participant will not be eligible to participate in the ESPP until the next enrollment period. Amounts credited to the account of any participant who withdraws from an offering period will be used to purchase shares of stock at the end of the offering period or refunded to the participant, as determined the Committee or the Administrator.

Termination of Employment

If a participant ceases to be an eligible employee, either due to termination or other reasons (with exceptions for certain leaves of absence described in the ESPP) prior to a purchase date, contributions for the participant will be discontinued and any amounts credited to the participant’s account will be refunded, without interest, as soon as practicable, except as otherwise provided by the Administrator or required by applicable law.

Subject to the discretion of the Administrator, if a participant is granted a paid leave of absence, the participant’s payroll deductions will continue and amounts credited to the participant’s account may be used to purchase shares as provided under the ESPP. If a participant is granted an unpaid leave of absence, the participant’s payroll deductions will be discontinued and no other contributions will be permitted (unless otherwise determined by the Administrator or required by applicable law), but any amounts credited to the participant’s account may be used to purchase shares on the next applicable purchase date. Where the period of leave exceeds ninety days and the participant’s right to reemployment is not guaranteed by statute or by contract, for purposes of the ESPP, the employment relationship will generally be deemed to have terminated for all purposes under the ESPP.

Sale or Merger

In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, then the Committee may, in its discretion, (i) cause each option to be assumed, or an equivalent option to be substituted, by the successor corporation or parent or subsidiary of such successor corporation, or (ii) establish a new purchase date on or before the date of consummation of such merger, consolidation or sale, and all outstanding options to purchase stock shall be automatically exercised on such new date.

Amendment and Termination of ESPP

The ESPP will become effective on July 1, 2020, subject to approval by the shareholders of the Company.

The Board or the Committee may amend the ESPP at any time, provided that if shareholder approval is required pursuant to the Code, securities laws or regulations, or the rules or regulations of the securities exchange on which the Company’s shares are listed or traded, then no such amendment will be effective unless approved by the Company’s shareholders within such time period as may be required. The Board may suspend the ESPP or discontinue the ESPP at any time, including shortening an offering period in connection with a spin-off or similar corporate event. Upon termination of the ESPP, all contributions will cease, all amounts credited to a participant’s account will be equitably applied to the purchase of whole shares then available for sale, and any remaining amounts will be promptly refunded, without interest (unless required by applicable law), to the participants.

US Federal Income Tax Information

The following summary briefly describes the general US federal income tax consequences of purchase rights under the ESPP for participants who are tax resident in the US, current as of January 1, 2020, but is

22	FIRST Commonwealth ∎ 2020 Proxy Statement

ProposaL 3 – Approval of Employee Stock Purchase Plan

not a detailed or complete description of all US federal tax laws or regulations that may apply, and does not address any local, state or other country laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the ESPP should consult their own professional tax advisors regarding the taxation of purchase rights under the ESPP. The discussion below concerning tax deductions that may become available to the Company under US federal tax law is not intended to imply that the Company will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in countries other than the US does not generally correspond to US federal tax laws, and is not covered by the summary below.

Rights to purchase shares are intended to qualify for favorable federal income tax treatment available to purchase rights granted under an employee stock purchase plan that qualifies under the provisions of Section 423(b) of the Code. For a participant who sells or otherwise disposes of shares purchased under the ESPP, federal income tax considerations will differ, depending upon how long he or she has held the shares. Under present law, if the participant sells the shares purchased under the ESPP more than two years after the date the purchase right was granted and more than one year after the date of purchase of the shares (the “holding periods”), (1) any profit up to the 5% discount will be taxable as ordinary income, (2) any further profit will be taxable as long-term capital gain, and (3) any loss will be treated as a capital loss. Under present law, if the employee disposes of the shares prior to the expiration of the holding periods, (1) the full 5% discount will be taxable as ordinary income, (2) any further profit also will be taxable as a long or short-term capital gain (depending on the time elapsed between the dates of purchase and sale of the shares), and (3) any loss, after considering the full 5% discount as income, will be treated as long or short-term capital loss (depending of the time elapsed between the dates of purchase and sale of the shares). Under present law, upon the death of an employee, whenever it occurs, there shall be included in the employee’s ordinary taxable income, in the year in which death occurs, the amount by which the market price at date of death exceeds the amount paid for the shares; however, this amount shall not exceed the original 5% discount.

The Company (or applicable Participating Subsidiary) generally will be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income realized by the participant as a result of such disposition, subject to any applicable limitations under the Code. In other cases, no deduction is allowed.

New Plan Benefits

The benefits to be received pursuant to the ESPP by the Company’s officers and employees are not currently determinable as they will depend on the purchase price of our shares in offering periods after the implementation of the ESPP, the market value of our Common Stock on various future dates, the amount of contributions that eligible officers and employees elect to make under the ESPP and similar factors. As of the date of this Proxy Statement, no officer or employee has been granted any purchase rights under the proposed ESPP.

* * * * * * *

The proxy holders named on the accompanying proxy card will vote in favor of the approval of the ESPP unless a shareholder directs otherwise.

The affirmative vote of at least a majority of the votes cast by shareholders present, in person or by proxy, at the meeting, is required to approve the ESPP. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of this vote.

The Board of Directors recommends that you vote “FOR” approval of the First Commonwealth Financial Corporation Employee Stock Purchase Plan.

FIRST Commonwealth ∎ 2020 Proxy Statement	23

Proposal 4 – Advisory Vote on Executive Compensation

First Commonwealth is providing shareholders with the opportunity at the 2020 Annual Meeting of Shareholders to vote on an advisory resolution, commonly known as “Say-on-Pay,” to approve the compensation of First Commonwealth’s named executive officers. Such compensation is described on pages 25 through 47 of this proxy statement. We currently conduct Say-on-Pay votes annually. The next Say-on-Pay vote is expected to occur in 2021.

The Compensation and Human Resources Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis section of this proxy statement and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, allow shareholders to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of First Commonwealth Financial Corporation’s named executive officers as described in the Compensation Discussion and Analysis section and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation and Human Resources Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the advisory resolution on executive compensation.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion & Analysis, or CD&A, is intended to assist shareholders in understanding and evaluating the information found in this proxy statement about the compensation and benefits provided to First Commonwealth’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), and the three other executive officers who earned the highest compensation during 2019, which we refer to as the “named executive officers” or NEOs. The NEOs are identified below.

T. Michael Price

President and Chief Executive Officer

James R. Reske

Executive Vice President and Chief Financial Officer

Jane Grebenc

Executive Vice President and Chief Revenue Officer

Brian G. Karrip

Executive Vice President and Chief Credit Officer

Matthew C. Tomb

Executive Vice President, Chief Risk Officer and General Counsel

Executive Summary

We seek to align the interests of our executives with the interests of our shareholders. We believe it is important to incent and reward executives for corporate and individual performance, with a clear emphasis on corporate performance. We maintain a pay-for-performance compensation philosophy with an executive compensation program having both short- and long-term performance-based awards, including a significant equity component and a significant portion of at-risk compensation.

Our short-term performance goals for 2019 required the Company to achieve strong growth of core EPS (excluding securities gains), a core ROA that exceeded the median of the Company’s peer group, a core Efficiency Ratio that surpassed management’s below-60% target and performance that met or exceeded the consensus estimate of analysts. Our long-term performance goals for the 2017-2019 performance cycle required the Company to achieve sustained EPS growth and deliver total return to shareholders that outperformed our peers. These performance goals advanced strategic objectives that we believe will create long-term value for our shareholders without encouraging undue risk taking or imprudent actions by our executive officers.

2019 Achievements

First Commonwealth’s activities in 2019 reflected key strategic accomplishments:.

•

The Company expanded into attractive and complementary new markets in Central Pennsylvania, including State College, Lock Haven, Williamsport and Lewisburg, through the acquisition of 14 branches from Santander Bank, N.A., together with approximately $471 million in deposits and $100 million in loans. This represented the fifth successful acquisition in the last five years. These acquisitions have created scale, provided core funding, enabled talent acquisition and improved the overall demographic profile of the Company’s markets.

•	The Company maintained strong momentum in its de novo business lines of mortgage banking and Small Business Administration (SBA) lending.

FIRST Commonwealth ∎ 2020 Proxy Statement	25

Executive Compensation

•

The mortgage banking business, launched in 2014, delivered steady growth in Pennsylvania and Ohio originating approximately $470 million of mortgage loans in 2019 (up 27% from 2018) and generating revenue of $35.2 million (up 41% from 2018).

•

The SBA lending business, which began in 2017, originated approximately $55 million in loans and generated $3.1 million of fee income during 2019. The Company maintained its position as the number two bank in SBA lending by dollars in the SBA’s Western Pennsylvania District and became the number three bank in the SBA’s Cleveland District for fiscal 2019.

First Commonwealth continued its trend of consistently improving financial performance in 2019 driven by solid loan and deposit growth, higher fee income, improved operating leverage and low credit costs.

•	Highlights of our financial successes in 2019 include the following:

•	Core[1] EPS (excluding security gains) increased 6.8% from $1.03[2] in 2018 to $1.10 in 2019 despite revenue pressure from declining interest rates.

•	The core efficiency ratio was essentially unchanged at 57% as revenue growth exceeded growth of expenses.

•	The Company grew loans by $419 million or 7%.

•	The Company grew deposits by $780 million or 13%.

•

The Company maintained strong asset quality. Nonperforming loans as a percentage of total loans remained essentially unchanged at 0.52%. Other asset quality measures, including total delinquency, criticized loans as a percentage of total loans and nonperforming assets as a percentage of total loan assets remained at or near lows for the current economic expansion.

•	The Company’s net interest margin (NIM) expanded 4 basis points to 3.75% in 2019 despite pressure from declining asset yields from lower interest rates and a flat yield curve.

•	The Company generated a total return to shareholders (TSR) of 22.5% for 2019.

•

Core return on average assets (ROA) of 1.35% for 2019 declined from 1.44% in 2018. Core return on average tangible common equity (ROTCE) of 15.30% declined from 16.87% in 2018 but outperformed the median of the company’s peer group. Banking industry profitability was negatively impacted during 2019 by declining interest rates.

[1]	Core financial results exclude pre-tax merger and acquisition related expenses of $3.5 million in 2019 and $1.6 million in 2018.

[2]	For comparison purposes, 2018 core EPS has been adjusted to exclude an $8.1 million pre-tax gain on the sale of the company’s pooled trust preferred securities.

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Executive Compensation

Summary of Executive Compensation Actions

The following is a summary of compensation actions taken by the Company in 2019:

•	We approved salary increases of 3% for the NEOs.

•	We adopted an Annual Incentive Plan (AIP) in 2019 that was materially the same as our 2018 AIP and granted awards to our NEOs under the 2019 AIP on substantially the same terms as previous years.

•

We granted awards to our NEOs under the 2019-2021 LTIP consisting of 50% time-vesting and 50% performance based restricted stock units (RSUs), retaining total return to shareholders relative to peers and ROTCE relative to peers as performance measures.

•

In 2020, we paid AIP awards to the NEOs based on 2019 performance. We paid corporate performance components at the target level and individual performance components at the superior level for the two NEOs with significant risk management responsibilities.

•

In 2020, pursuant to our 2017-2019 LTIP we approved the award of common stock equal to 187.5% of the target award level for the performance based restricted stock units (RSUs) and the vesting of time based RSUs. The Company’s TSR relative to peers exceeded the target performance level, and Cumulative EPS achieved the superior performance level for the performance based RSU awards.

Advisory Vote on Executive Compensation

Our shareholders approved, in an advisory vote, the compensation of our NEOs at our 2019 annual meeting of shareholders. The advisory vote received the support of 97% of the votes cast (excluding abstentions and broker non-votes). While the Committee considered the results of this advisory vote to be overwhelmingly favorable, it did not speculate as to the intent of the shareholders or otherwise consider the advisory vote when making decisions regarding the compensation of our NEOs.

FIRST Commonwealth ∎ 2020 Proxy Statement	27

Executive Compensation

Summary of Executive Compensation Practices

Align executive pay with performance and align executive interests with shareholders	✓	Assess performance with financial, strategic and total return measures
	✓	Allow limited discretion on the part of the Compensation Committee to recognize individual performance that may not be reflected in specific pre-approved performance measures
	✓	Consider competitive pay opportunity, as well as realizable pay, in managing and aligning overall executive compensation arrangements and individual pay decisions
	✓	Limit the use of perquisites
	✓	Require directors and executives to maintain significant share ownership

Maintain effective governance of our programs	✓	Annual and long-term incentive plan awards subject to “claw back” policy for payments resulting from erroneous financial results, unnecessary or excessive risk or dishonest or unethical conduct.
	✓	Conduct executive sessions of the Compensation Committee without management present
	✓	Prohibit liberal share recycling within the equity plan
	✓	Prohibit re-pricing of equity awards
	✓	Prohibit hedging or pledging of company stock by directors or executive officers
	✓	Utilize an independent compensation consultant that serves only the Compensation and Governance Committees of the Board
	✓	Conduct risk assessment to ensure the compensation programs do not encourage inappropriate risk taking

Protect shareholders	✓	Do not provide any change of control excise tax gross-ups
	✓	Require executives to agree to reasonable protective covenants including confidentiality and non-solicitation provisions
	✓	Emphasize the role of total return relative to others in our industry

Executive Compensation Philosophy and Strategy

Overall Objective

The Committee believes that the continued success of the Company in achieving its strategic objectives depends in large part on the talent and leadership of its executives and the alignment of those executives with the interests of our investors. Accordingly, the Committee’s philosophy toward executive compensation can be summarized as follows:

•

Competitive Compensation. We will provide compensation opportunities to executive officers that, in the aggregate, reflect the median practices of similarly-sized banks in the Mid-Atlantic and Midwest, adjusted for individual variance in skill and contribution.

•

Pay-for-Performance. To earn competitive total pay levels, executive officers will be required to meet financial and operating objectives derived from internal business plan objectives and achieve long term performance that meets or exceeds the median of our peer group.

•

Link Compensation to Talent and Accountability. To attract, retain and develop superior talent, we assess the leadership skills and professional competence of executive officers as part of our overall assessment of individual performance. Executives are held individually accountable for providing leadership to the organization and achievement of individual internal financial and non-financial objectives, as well as identifying and developing successors. Results of this assessment serve as input to Committee

28	FIRST Commonwealth ∎ 2020 Proxy Statement

Executive Compensation

deliberations over salary increases and incentive adjustments and as input to related management selection and employment discussions.

•

Promote Long-Term Share Ownership. We use share ownership to support risk management efforts, balancing demands for short term results with long term consequences. All long term incentive awards are paid with shares of Company stock, and all executives are expected to maintain a significant investment in the Company in accordance with our share ownership and retention guidelines.

•

Provide Reasonable Income Security. We provide change of control agreements to our executive officers consistent with industry standards and competitive requirements. These agreements are designed to foster stability and retain well-qualified executives by providing reasonable income protection upon termination of employment following a change of control. All agreements are “double trigger,” requiring both a change of control and the loss of employment, and no agreement provides for any gross-up of taxes.

The following graphs show the direct relationship between our financial performance and our CEO total compensation3 levels and our improving performance relative to peers by comparing our Core ROA and Core ROTCE to the median of our national peer group (as described on page 32) and the total annual compensation for Mr. Price for each of the last five years.

[3]	CEO compensation for 2015 through 2019 includes one-fifth of the grant date fair value of 60,000 restricted stock units granted in 2015 which vest on the fifth anniversary of the grant date.

FIRST Commonwealth ∎ 2020 Proxy Statement	29

Executive Compensation

Compensation Positioning and Mix

First Commonwealth strives to maintain an executive compensation package (both individual components and in the aggregate) that is competitive with the market. While the targeted pay level is set to provide competitive pay for meeting expected performance, the actual pay level (by component and in the aggregate) varies based on performance relative to goals and industry performance over both short- and long-term timeframes. In the aggregate, the objective of First Commonwealth’s total compensation program is to provide a balanced mix of fixed and variable (i.e., incentive / performance) and cash and equity compensation. The target mix of compensation will vary based on the executive’s role, and the actual mix will vary based on performance. For example, in a year when no annual incentive is paid, the percentage of total compensation paid in salary will increase, while in a year of strong corporate performance, incentive compensation would represent a larger percentage of total compensation.

The Committee generally targets incentive compensation to represent at least 50% of the total compensation opportunity for the CEO and 35% to 45% of the total compensation opportunity of other NEOs.

The charts below reflect the mix of each element of target compensation as well as compensation at risk as percentages of target total compensation as of December 31, 2019. Compensation at risk is comprised of short and long-term incentives. Approximately 54% of our CEO’s and 44% of our other NEOs’ target compensation in 2019 was subject to performance and/or vesting requirements.

The Decision-Making Process

Role of the Compensation Committee

The Compensation and Human Resources Committee of the Board (“the Committee”) is comprised of four directors: Robert Ventura (Chairman), Ray Charley, Gary Claus and David Greenfield. Each member of the Committee is an “independent director” for purposes of the New York Stock Exchange listing standards for compensation committee members. The Committee operates under a written charter that is reviewed and approved annually by the Board. A copy of this charter is available under the “Investor Relations – Corporate Governance” section of our website, http://www.fcbanking.com.

The primary responsibilities of the Committee are to:

•	review and evaluate First Commonwealth’s general compensation philosophy and oversee the development and implementation of its compensation policies and programs;

•

determine the CEO’s salary, bonus and other incentive and equity compensation and review and approve the individual and corporate goals assigned to the CEO and evaluate the performance of the CEO in light of those goals;

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Executive Compensation

•

approve the salary, bonus and other incentive and equity compensation of the other executive officers and review and approve the individual and corporate goals assigned to the executive officers and the CEO’s evaluation of the performance of the executive officers in light of those goals;

•

make recommendations to the Board with respect to incentive and equity-based compensation plans that are subject to Board approval, oversee the administration and carry out the Committee’s responsibilities under such plans, including the approval of awards of equity-based compensation; and

•	oversee First Commonwealth’s succession planning and talent management processes.

The Committee relies upon performance data, statistical information and other data regarding executive compensation programs and peer practices provided from time to time by First Commonwealth’s Human Resources department, officers and outside advisors. The Committee has access to individual members of management and employees and may invite them to attend any Committee meeting. The Committee has the power and discretion to retain, at First Commonwealth’s expense, independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

Independent Compensation Advisor

During 2019, the Committee solicited proposals from firms to serve as the Committee’s compensation advisor. In August 2019, the Committee selected Pearl Meyer as its compensation advisor based upon Pearl Meyer’s compensation expertise and extensive experience advising companies in the financial services industry. Pearl Meyer replaces Board Advisory LLC, which served as the Committee’s compensation advisor since 2010.

During 2019, Board Advisory provided the Committee with peer executive compensation data and advised the Committee regarding various matters brought before the Committee from January through July, including the Committee’s approval of the 2019 AIP and 2019-2021 LTIP, the Board’s evaluation of the CEO and the evaluation of our performance and compensation against the performance and compensation of our peer group, which is described under “Peer Comparisons” and elsewhere in this CD&A.

Pearl Meyer advised the Committee regarding the matters brought before the Committee from and after September 2019, including the preliminary design of our 2020 AIP and 2020-2022 LTIP.

The Committee has the sole authority to retain and terminate Pearl Meyer as its compensation consultant and approve fees and other engagement terms. The Committee has determined that Pearl Meyer is independent from management based upon the consideration of relevant factors, including:

•	that Pearl Meyer does not provide any services to the Company except advisory services to the Committee and the Governance Committee;

•	that the amount of fees received from the Company by Pearl Meyer is not material as a percentage of Pearl Meyer’s total revenue;

•	that Pearl Meyer has policies and procedures that are designed to prevent conflicts of interest;

•	that Pearl Meyer and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Committee or any executive officer of the Company; and

•	that Pearl Meyer and its employees who provide services to the Committee do not own any stock of the Company.

Role of Executives in Establishing Compensation

The CEO plays a significant role in the design and implementation of our compensation program for all executive officers other than himself. His role includes:

•	making recommendations on performance measures and goals for our incentive plans;

•	evaluating executive officer performance and overseeing succession and development planning for executive officers;

FIRST Commonwealth ∎ 2020 Proxy Statement	31

Executive Compensation

•	making recommendations regarding corporate titles, base salaries, annual and long-term incentive award opportunities and other employment terms for executive officers; and

•	providing background information for Committee meeting agenda items.

The CEO generally attends Committee meetings, but he is not present during executive sessions of the Committee at which his performance and compensation are discussed. Other members of management also attend meetings from time to time at the request of the Committee to provide reports and information on agenda topics.

Peer Comparisons

The Committee reviews a peer compensation assessment annually as a market check for the Company’s executive pay and performance. During 2019, this assessment was performed using compensation data provided by Board Advisory. The peer group is intended to:

•	serve as a point of reference for defining the range of competitive pay practices, including the range of target total pay opportunities appropriate for First Commonwealth executive officers;

•	serve as a point of reference in understanding the relative expense burden associated with First Commonwealth executive officer pay;

•	help the Committee to assess pay-related talent risk by providing transparent pay data from those companies most likely to attract First Commonwealth’s executive officers; and

•	help the Committee test the alignment of actual pay delivered relative to Company performance and calibrate future payouts.

The compensation peer group selected by the Committee is comprised of 16 publicly-traded commercial banks with headquarters in the Mid-Atlantic and Midwest regions and total assets generally between $4 billion and $15 billion, which is roughly one-half to double First Commonwealth’s asset size. The companies within the compensation peer group are listed below.

∎ 1st Source Corp. ∎ Community Bank Systems, Inc. ∎ Community Trust Bancorp ∎ First Financial Bancorp ∎ First Merchants Corp. ∎ Great Southern Bancorp, Inc. ∎ Lakeland Bancorp, Inc. ∎ NBT Bancorp Inc.	∎ Northwest Bancshares Inc. ∎ Park National Corp. ∎ Republic Bancorp, Inc. ∎ S&T Bancorp ∎ Sandy Spring Bancorp, Inc. ∎ Tompkins Financial Corp. ∎ Wesbanco Inc. ∎ WSFS Financial Corporation

The Committee also references a national peer group, comprised of all publicly traded United States banks and thrifts having total assets greater than or equal to 50% and less than or equal to 200% of the total assets of the Company, when measuring the Company’s performance in comparison to peers for incentive plans and other purposes.

In assessing the pay-for-performance relationship, the Committee considers the historic realizable pay provided by the Company to its CEO and other NEOs in relation to the Company’s performance. Realizable pay consists of actual base salary and annual cash incentives paid, the fair market value of full-value share grants and payouts (or shares earned) under long-term incentive plans for a specified performance period. The Committee believes this is a more accurate reflection of the actual compensation delivered to the NEOs than the amounts reported in the Summary Compensation Table, which include a mix of actual pay and unearned long-term pay opportunities.

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Executive Compensation

The following is a summary of the key findings from the Committee’s 2019 peer compensation assessment:

•	Excluding the CEO, the Company’s executive pay cost structure was generally consistent with peers and individual non-CEO executive target compensation levels were competitive with peers.

•

The CEO’s base salary remained below the peer group median, which negatively impacted the CEO’s target annual cash incentive and LTIP awards. However, after taking into account special equity awards and share price appreciation, the CEO’s realizable pay was close to the peer median.

The charts below show the realizable pay of the Company’s CEO compared to the peer group relative to the Company’s 2018 Core ROE and relative to the Company’s total return to shareholders (TSR) over the three-year period 2016 through 2018 (the most recent publicly-available compensation data as of the publication of this proxy statement). As these charts illustrate, the CEO’s realizable pay remained commensurate with Company performance over the same three-year time period.

Elements of Compensation

Total direct compensation for our NEOs consists of base salary, cash and equity-based incentive compensation. Each of these elements of compensation is described below.

Base Salary

We provide base salaries to compensate our NEOs for services performed during the year. Base salaries further our objectives of attracting and retaining executive talent and providing compensation that is competitive with our peers. Base salary affects the size of our Annual and Long-Term Incentive Plan awards, because we express AIP awards and determine target LTIP share awards as a percentage of salary.

Base salaries for executive officers are determined by:

•	Evaluating the responsibilities of the position held and the experience of the individual; and

•	Considering the competitive marketplace for executive talent, primarily through a comparison to base salaries for comparable positions with companies in our regional and national peer groups.

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Executive Compensation

The Committee typically reviews and approves base salaries annually as part of the performance review process as well as upon promotion or other change in job responsibility. Adjustments to base salaries, within a range of competitive practices, are determined primarily by:

•	The performance of the executive’s business unit or area of responsibility, based upon measures contained in business unit scorecards and the success of business unit operating initiatives; and

•

An evaluation of the executive’s personal development, which includes an assessment of his or her individual skills and attributes through a formal performance evaluation and progress on individual development objectives.

Incentive Compensation

In order to align pay with corporate performance, the Committee seeks to appropriately balance fixed compensation with variable, or “at risk,” incentive compensation that is contingent on performance and the financial success of the organization.

For 2019, the NEOs and certain other key executives participated in two incentive compensation plans:

•	an annual incentive plan, or AIP, which provides for the payment of annual cash awards based on the attainment of annual corporate and individual performance measures, and

•

a long-term incentive compensation plan, or LTIP, which provides performance-based equity compensation determined by the attainment of corporate performance measures relative to the Company’s peers over a rolling three-year period and time-vesting restricted stock units.

Each plan includes performance goals with “threshold,” “target” and “superior” performance levels. The threshold level represents the minimum acceptable level of performance to earn an award under the particular performance goal. The Committee considers our budget, peer performance, growth percentages and the consensus estimate of covering analysts when establishing the target level of performance under our AIP. The superior performance level generally reflects stretch targets for the corporate performance goals. For the LTIP, the Company’s performance must meet or exceed the median of a national peer group to achieve the target level of performance, while the threshold performance level is set at the 25th percentile and the superior level requires performance within the top quartile of the national peer group. The Committee has discretion to consider unusual factors and their resulting effect on our performance, such as merger and acquisition transactions, the impact of share repurchase activity on the achievement of performance goals, strategic decisions that have an adverse impact on near-term results such as conversion-related expenses, unusual investment gains or losses, corporate and balance sheet restructuring, significant asset sales and other items it deems appropriate in determining the extent of which we achieve our performance goals.

Our incentive compensation plans are intended to align our executives’ financial interests with those of our investors. The combination of annual and long-term incentives is intended to balance our desire to achieve strong financial results over the short term with the need to employ prudent and sustainable growth strategies.

Executive Compensation Decisions in 2019

Base Salary

In 2019, the Committee approved merit increases for Mr. Price and other NEOs. Each NEO received a merit increase of approximately 3%, which is consistent with the average merit increase given to our employees in 2019. The table below compares the base salaries of the NEOs as of December 31, 2018 and 2019.

	12/31/2019 Base Salary	12/31/2018 Base Salary

T. Michael Price	$488,000	$474,000

James R. Reske	$402,000	$390,000

Jane Grebenc	$453,000	$438,000

Brian G. Karrip	$379,000	$368,000

Matthew C. Tomb	$330,000	$320,000

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Executive Compensation

Annual Incentive Plan

The Committee approved AIP participation for the NEOs in February 2019. The 2019 AIP utilized corporate performance measures to maximize the alignment between executive incentive pay and corporate performance. The Committee retained EPS, ROA and efficiency ratio as corporate performance measures. The Committee also retained an individual performance component for those executive officers with risk management responsibilities (our Chief Credit Officer, Chief Risk Officer and Chief Audit Executive) with a weighting of 30%.

The table below lists the performance goals for the 2019 AIP and their respective weightings and threshold, target and superior performance levels, and results:

	Performance Range				Weighting

Performance Goal[4]	Threshold	Target	Superior	Core Results (Non-GAAP)	Risk Executives	All Other NEOs

Core EPS	$0.98	$1.10	$1.18	$1.10	40%	50%

Core ROA	1.20%	1.35%	1.45%	1.35%	15%	25%

Core Efficiency Ratio	60.7%	56.4%	53.7%	56.97%	15%	25%

Individual Performance	Varies by participant			See below	30%	0%

					100%	100%

Core EPS and Core ROA met the target performance levels, and Core Efficiency Ratio fell slightly below the target performance level at 90.5% of target. However, the Committee exercised discretion to pay the Core Efficiency Ratio at target considering the impact of acquisition activity on this ratio and its assessment of the company’s strong overall performance in 2019. The aggregate effect of this adjustment was approximately $24,000. The Committee determined that Mr. Karrip achieved his individual goals at 150% of the target performance level having met the Superior performance level for both provision expense and non-performing assets. The Committee determined that Mr. Tomb achieved his individual goals at 150% of the target performance level having met the Superior performance levels for legal expense management and internal and external audits and examinations. Based on the corporate and individual performance, in January 2020, the Committee approved the following cash awards to the NEOs pursuant to the 2019 AIP:

Executive	Percent of Target Earned	Annual Incentive Payout

T. Michael Price	100%	$268,400

James R. Reske	100%	$160,800

Jane Grebenc	100%	$181,200

Brian G. Karrip	115%	$174,340

Matthew C. Tomb	115%	$132,825

Long-Term Incentive Plans

2019-2021 LTIP

In February 2019, the Committee established a LTIP for the three-year performance cycle from 2019 through 2021. Awards under the 2019-2021 LTIP consist of

•	50% time-vesting restricted stock units which vest in a single installment on the third anniversary of the award; and

•	50% performance-vesting restricted stock units (RSUs).

[4]	Core financial results exclude one-time acquisition costs.

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Executive Compensation

The table below identifies the performance goals for the performance-vesting RSUs awarded under the 2019-2021 LTIP.

		Performance Range

Performance Goal	Weighting	Threshold	Target	Superior

Return on Average Tangible Common Equity Relative to Peers	50%	25th %ile	50th %ile	75th %ile

TSR Relative to Peers	50%	25th %ile	50th %ile	75th %ile

The peer group for measuring performance under the 2019-2021 LTIP is comprised of all publicly traded United States banks and thrifts having total assets greater than or equal to 50% and less than or equal to 200% of the total assets of the Company as of December 31, 2021. The number of shares that may be earned for the performance-vesting RSUs ranges from 40% of the target award for threshold performance to 200% of the target award for superior performance.

2017-2019 LTIP

2019 represented the final year of the performance cycle for the performance-vesting RSUs issued pursuant to the 2017-2019 LTIP. Vesting was based upon First Commonwealth’s achievement of the following performance goals: (1) cumulative EPS for the performance period; and (2) TSR in relation to the peer group during the performance period. In 2018, the Committee increased the cumulative EPS performance levels to offset the benefit of a lower corporate tax rate in 2018. In January 2020, the Committee assessed First Commonwealth’s performance in comparison to the performance goals. The Committee determined that it was appropriate to exclude merger costs and the charge relating to the revaluation of the Company’s deferred tax asset for purposes of measuring cumulative EPS performance.

The table below lists the performance goals for the 2017-2019 LTIP and their respective weightings and threshold, target and superior performance levels, and results:

		Performance Range

Performance Goal	Weighting	Threshold	Target	Superior	Results	Payout

Cumulative EPS	50%	$2.44	$2.64	$2.88	$3.02	200%

TSR Relative to Peers	50%	35th %ile	55th %ile	75th %ile	70th %ile	175%

Award Level (% of target)		40%	100%	200%

Based upon these results, in January 2020 the Committee approved the vesting of the following time- and performance-based RSUs to the NEOs:

Executive	Time-Based RSUs	Performance- Based RSUs	Total Shares

T. Michael Price	8,450	15,852	24,302

James R. Reske	5,450	10,224	15,674

Jane Grebenc	6,250	11,725	17,975

Brian G. Karrip	5,050	9,474	14,524

Matthew C. Tomb	2,950	5,534	8,484

36	FIRST Commonwealth ∎ 2020 Proxy Statement

Executive Compensation

Other Compensation Practices, Policies and Guidelines

Stock Ownership Guidelines

The Committee has established stock ownership guidelines to encourage Company share ownership by our executive officers (including the NEOs) through retention of shares granted under the Company’s incentive plans. The stock ownership guidelines are summarized in the table below.

Position	Stock Ownership Guideline as a Multiple of Salary

Chief Executive Officer	3X

Other Executive Officers	1X

Executives are not required to purchase shares to reach these ownership guidelines. However, executives are restricted from selling shares received as equity-based compensation (net of required withholding tax) until the guidelines are achieved. Furthermore, executives are required to retain at least 50% of shares earned under equity-based compensation plans (net of required withholding tax) once the guidelines have been met. The Committee believes that these stock ownership guidelines, coupled with the use of equity-based compensation, will increase the level of executive stock ownership over time, which will further align the interests of our executives with shareholders.

As of the record date for the annual meeting, each of our executive officers (including the NEOs) owns shares having a value that substantially exceeds his or her applicable stock ownership guideline.

Policy Regarding Derivatives, Short Sales and Hedging

First Commonwealth’s policy prohibits directors and officers (including the NEOs) from pledging shares on margin, trading in derivative securities of First Commonwealth’s common stock, engaging in short sales of First Commonwealth securities, or purchasing any other financial instruments that are designed to hedge or offset any decrease in the market value of First Commonwealth securities.

Benefit Programs and Perquisites

The NEOs participate in employee benefit programs available to all other eligible employees of First Commonwealth, including our 401(k) plan, and group medical, life and disability insurance.    In addition, First Commonwealth maintains a Nonqualified Deferred Compensation Plan that is designed to restore benefits that are not available to them under our 401(k) plan as highly compensated employees, according to rules of the IRS. Under the terms of this Plan, each participant may contribute up to 25% of his or her base salary and up to 100% of his or her annual incentive payment to the Plan. There are presently no employer matching contributions under this Plan.

The Company pays for certain members of senior management (including certain NEOs) to belong to one or more private clubs as a venue to entertain customers and to participate in various community functions. Expenses of a personal nature or related to a spouse are not paid by the Company.

The Company offers our executive officers (including NEOs) the opportunity to receive financial planning and tax preparation services from a third-party to assist with their personal finances. Providing this service gives our executive officers a better understanding of their pay and benefits, allowing them to concentrate on the Company’s future success.

If the Company hires or initiates a transfer of an employee, including an NEO, and requires a relocation of more than 50 miles, the employee may be eligible for reimbursement of the costs of house hunting trips, closing on the sale of the old home and the purchase of the new home, temporary living quarters and moving household goods and furniture. In these circumstances the Company will also gross up taxable relocation reimbursements for applicable taxes.

FIRST Commonwealth ∎ 2020 Proxy Statement	37

Executive Compensation

The Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers (including the NEOs). The Committee believes the perquisites and other personal benefits provided by the Company are consistent with the Company’s philosophy of attracting and retaining superior executive talent.

Agreements with Executives

We provide employment and change of control agreements to certain executive officers (including the NEOs) to promote stability and continuity of executive officers and ensure their interests are aligned with shareholders. Terms of these agreements consider marketplace practices and First Commonwealth’s unique needs and are tailored to the individual executive with a focus on retention and recruitment. The change of control agreements contain a “double trigger,” providing benefits only upon an involuntary termination or constructive termination of the executive officer in connection with a change of control. The agreements do not provide for any tax gross-ups payments upon a change of control event. The Committee considers change of control agreements to be necessary in the current financial services industry legal, regulatory and economic environment. Details on employment agreements and change of control agreements are included under “Potential Payments Upon Termination or Change of Control” on page 43.

Tax Treatment of Compensation

Prior to the Tax Cuts and Jobs Act that was signed into law December 22, 2017, Section 162(m) of the Internal Revenue Code generally limited to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s CEO or any of its three next-highest-paid executive officers (other than its Chief Financial Officer). Grandfathered performance-based compensation is not subject to this limit on deductibility so long as such compensation meets certain requirements, including shareholder approval of material terms. The Committee strived to provide the NEOs with incentive compensation programs that preserved the tax deductibility of compensation paid by First Commonwealth, to the extent reasonably practicable and consistent with the Committee’s other compensation objectives. The Committee believes, however, that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses. With the enactment of the Tax Cuts and Jobs Act, the deductibility exemption for performance-based compensation under Section 162(m) has been eliminated. As a result, compensation in excess of  $1,000,000 paid to covered executive officers generally will not be deductible.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the preceding pages of this proxy statement, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed with the Securities and Exchange Commission.

Respectfully submitted,

Robert J. Ventura, Chairman

Ray T. Charley

Gary R. Claus

David W. Greenfield

38	FIRST Commonwealth ∎ 2020 Proxy Statement

Executive Compensation

Summary Compensation Table

The table below shows compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

T. Michael Price President and Chief Executive Officer	2019	485,667	0	308,068	268,400	38,070	1,100,205
	2018	471,667	0	242,583	372,509	100,412	1,187,171
	2017	459,000	0	240,487	282,058	33,666	1,015,211

James R. Reske Executive Vice President and Chief Financial Officer	2019	400,000	0	168,565	160,800	55,585	784,950
	2018	387,667	0	159,329	222,905	55,720	825,621
	2017	374,167	0	155,107	161,386	50,464	741,124

Jane Grebenc Executive Vice President and Chief Revenue Officer	2019	450,500	0	215,066	181,200	26,406	873,172
	2018	435,667	0	179,425	250,340	16,500	881,932
	2017	423,333	0	177,875	181,989	16,200	799,397

Brian G. Karrip Executive Vice President and Chief Credit Officer	2019	377,167	0	158,393	174,340	28,036	737,936
	2018	365,667	0	150,717	214,519	32,264	763,167
	2017	353,333	37,500	143,723	165,506	120,363	820,425

Matthew C. Tomb(5)	2019	328,333	0	122,065	132,825	39,734	622,957

Executive Vice President, Chief Risk Officer & General Counsel	2018	314,167	0	99,043	139,903	102,019	655,132

(1)	Annual salary includes compensation deferred at the election of the named executive officer pursuant to First Commonwealth’s 401(k) plan and non-qualified deferred compensation plan.

(2)

Stock awards for 2019 consist of time-based and performance-based restricted stock unit awards (“RSUs”) granted under the Company’s 2019-2021 long-term incentive plan (“LTIP”).    The performance-based RSUs vest only if the Company achieves certain performance goals. The vesting of time-based and performance based RSUs is further contigent upon the officer remaining employed with the Company until the end of the performance period (i.e., December 31, 2021).

All stock awards are reflected at their grant date fair value, as determined pursuant to Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Assumptions used in the calculation of this amount are included in Note 23 to the Company’s audited financial statements for the fiscal year ended December 31, 2019, included in the Company’s Annual Report on Form 10-K. The amounts reflected for performance-based RSUs assume that we will achieve the required performance goals at target levels and that the officer will continue to be employed by us through December 31, 2021.

The following table provides the grant date fair value of performance-based RSUs granted during 2019 assuming target and superior performance:

Name	At Target ($)	At Superior ($)

T. Michael Price	157,336	314,672

James R. Reske	86,089	172,179

Jane Grebenc	109,838	219,676

Brian G. Karrip	80,894	161,789

Matthew C. Tomb	62,341	124,681

(3)	Represents cash awards earned by the named executive officers under our 2019 Annual Incentive Plan.

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Executive Compensation

(4)

The amounts shown under the heading “All Other Compensation” include, with respect to each named executive officer, (i) matching contributions made by First Commonwealth under First Commonwealth’s 401(k) plan, (ii) dividends on unvested shares of restricted stock; (iii) professional advisory fees for financial planning and tax preparation services; and (iv) membership dues paid to country clubs:

Name	Matching 401(k) Contributions ($)	Restricted Stock Dividends ($)	Professional Advisory Fees ($)	Country Club Dues ($)

T. Michael Price	16,800	0	11,925	9,345

James R. Reske	16,800	0	13,550	8,093

Jane Grebenc	16,800	0	9,606	0

Brian G. Karrip	16,800	3,300	0	7,936

Matthew C. Tomb	16,800	0	13,550	9,384

The amount of “All Other Compensation” shown for Mr. Reske includes $12,015 for the reimbursement of temporary living expenses and $5,127 for the payment of taxes in respect of such reimbursement.

(5)	Mr. Tomb became a named executive officer in 2018.

Grants of Plan-Based Awards

The following table shows information on plan-based awards to the named executive officers during 2019:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

T. Michael Price	2/21/2019	67,100	268,400	402,600	4,240	10,600	21,200	10,600	308,068

James R. Reske	2/21/2019	40,200	160,800	241,200	2,320	5,800	11,600	5,800	168,565

Jane Grebenc	2/21/2019	45,300	181,200	271,800	2,960	7,400	14,800	7,400	215,066

Brian G. Karrip	2/21/2019	37,900	151,600	227,400	2,180	5,450	10,900	5,450	158,393

Matthew C. Tomb	2/21/2019	28,875	115,500	173,250	1,680	4,200	8,400	4,200	122,065

(1)

Amounts reflected under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the table above represent the cash award opportunities for named executive officers under our 2019 AIP based upon the “threshold,” “target” and “maximum” (referred to as “superior” in the AIP) levels of performance for all relevant performance goals. The amount actually earned by each named executive officer under the 2019 AIP is included in the Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(2)

The amounts reflected under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the table above represent the number of performance-based restricted stock units (RSUs) that may be issued to our named executive officers under the 2019-2021 LTIP based upon the “threshold,” “target” and “maximum” (referred to as “superior” in the LTIP) levels of performance for the relevant performance goals.

(3)	The amounts reflected in the “All Other Stock Awards” column of the table represent the number of service-based RSUs that were granted to each of our named executive officers under the 2019-2021 LTIP.

(4)

The amounts shown under “Grant Date Fair Value of Stock Awards” are calculated in accordance with ASC Topic 718 assuming, in the case of performance-based RSUs, that applicable performance goals are achieved at the target level.

40	FIRST Commonwealth ∎ 2020 Proxy Statement

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table presents the number and market value of unvested stock awards held by the named executive officers as of December 31, 2019:

	Grant Date	Stock Awards
Name		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

T. Michael Price	2/21/2019	10,600	153,806	10,600	153,806
	2/22/2018	8,450	122,610	8,450	122,610
	2/23/2017	8,450	122,610	8,450	122,610
	12/30/2015	60,000	870,600	0	0

James R. Reske	2/21/2019	5,800	84,158	5,800	84,158
	2/22/2018	5,550	80,531	5,550	80,531
	2/23/2017	5,450	79,080	5,450	79,080

Jane Grebenc	2/21/2019	7,400	107,374	7,400	107,374
	2/22/2018	6,250	90,688	6,250	90,688
	2/23/2017	6,250	90,688	6,250	90,688

Brian G. Karrip	2/21/2019	5,450	79,080	5,450	79,080
	2/22/2018	5,250	76,178	5,250	76,178
	2/23/2017	5,050	73,276	5,050	73,276

Matthew C. Tomb	2/21/2019	4,200	60,942	4,200	60,942
	2/22/2018	3,450	50,060	3,450	50,060
	2/23/2017	2,950	42,805	2,950	42,805

(1)

Shares reflected in this column include time-vesting RSUs granted to each named executive officer under our 2017-2019 LTIP, 2018-2020 LTIP and 2019-2021 LTIP and a performance unit award issued to Mr. Price in 2015.

(2)	Market values are calculated using the closing market price of First Commonwealth’s stock on the NYSE on the last trading day of 2019 ($14.51 per share).

(3)

Shares reflected in this column represent the number of shares that would be issued to each named executive officer under our 2017-2019 LTIP, 2018-2020 LTIP and 2019-2021 LTIP assuming that the target level of performance is achieved for each plan.

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Executive Compensation

Option Exercises and Stock Vested

We had no outstanding stock options during 2019. The following table presents information concerning shares of restricted stock held by named executive officers that vested during 2019:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

T. Michael Price(2)	59,500	798,490

James R. Reske(2)	23,800	319,396

Jane Grebenc(2)	23,800	319,396

Brian G. Karrip(3)	11,000	146,850

Matthew C. Tomb(2)	13,600	182,512

(1)

Calculated by multiplying the number of shares acquired on vesting by market value of the shares on the vesting date using the closing market price of First Commonwealth’s stock on the NYSE on the vesting date.

(2)	Consists of shares issued for RSUs awarded under the 2016-2018 LTIP which vested on January 28, 2019.

(3)	Represents one-third of a restricted stock award granted to Mr. Karrip upon his employment as Executive Vice President and Chief Credit Officer which vested on September 19, 2019.

Nonqualified Deferred Compensation

We maintain a non-qualified deferred compensation plan in which each named executive officer may contribute up to 25% of his or her base salary and up to 100% of his or her annual incentive payment. Amounts held in the plan may be invested at the discretion of the executive in First Commonwealth stock and eligible mutual funds. Plan assets are distributed in a lump sum or annual installments following the later of the termination of the officer’s employment or the attainment of age 62. Amounts held in the plan are not subject to vesting or forfeiture. The following table presents executive and employer contributions, aggregate earnings, withdrawals and distributions and year-end balance for each of the named executive officers for 2019:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

T. Michael Price	79,911	0	81,855	0	692,439

James R. Reske	61,291	0	25,235	0	201,528

Jane Grebenc	0	0	0	0	0

Brian G. Karrip	0	0	0	0	0

Matthew C. Tomb	47,181	0	29,526	0	205,789

(1)

Amounts contributed to the non-qualified deferred compensation plan are invested at the discretion of the participant in First Commonwealth stock and third party investment vehicles, such as mutual funds and money-market accounts. These amounts are included in the Salary column of the Summary Compensation Table.

(2)

Earnings reflect the market return on plan investments and include interest, dividends, appreciation (or depreciation), and plan fees in the net asset value of investments held in each named executive officer’s Non-Qualified Deferred Compensation Plan account.

42	FIRST Commonwealth ∎ 2020 Proxy Statement

Executive Compensation

Compensation Policies and Practices Relating to Risk Management

As a financial services institution, our objective is to effectively understand and manage our risk exposures and to ensure we are compensated appropriately for the risks that we take. Incentive plans play an important role in our success by providing specific rewards for achievement of goals, while balancing the risks we undertake with asset quality and safety and soundness considerations. We follow the following compensation policies and practices to ensure that we achieve this balance:

•	All of our incentive plans have explicit provisions that allow First Commonwealth to recover any amounts paid to an employee as a result of erroneous or intentionally misrepresented data.

•

Our corporate banking incentive plans provide the Company with the right to recover any payments made to an employee in respect of loans that are downgraded to non-accrual status or charged off within 24 months after origination.

•

Our corporate banking incentive plans have explicit credit quality disqualifiers, which can reduce or eliminate an incentive otherwise earned if the employee fails to follow established portfolio management requirements.

•

All sales and service incentives, including all incentives relating to the sale of loan and line-of-credit products, are capped at a performance level reflecting strong but achievable results, at total earnings levels that are within a range of competitive pay levels.

•	All sales and service incentive plans are reviewed annually and must be approved by a panel of executive officers.

•	All incentives are monitored by our Human Resources department for compliance with documentation, risk profile and credit quality requirements.

In addition, management performs an annual assessment of First Commonwealth’s incentive plans in order to determine the extent to which the incentives could potentially encourage excessive risk taking by our employees or otherwise expose the organization to risks that could destroy shareholder value or jeopardize the safety and soundness of First Commonwealth Bank. This assessment is reviewed by the Risk Committee and Compensation and Human Resources Committee of the Board of Directors. In 2019, the assessment was conducted by our Chief Risk Officer and our Assistant Compensation Manager. These officers reviewed incentive designs, performance metrics, and resulting performance/payout relationships for positions where incentives for individual behavior could potentially create an incentive for excessive risk taking, as well as mitigating controls in the design and administration of incentive plans. The assessment concluded that our compensation policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

Potential Payments Upon Termination or Change of Control

First Commonwealth has entered into agreements with certain executive officers and key employees, including each named executive officer, which provide for the payment of severance and benefits in the event of a qualifying termination of employment following a change of control. In addition, Mr. Price, Mr. Reske, Ms. Grebenc and Mr. Karrip are parties to employment agreements that entitle these officers to receive severance payments and benefits if their employment is terminated under certain circumstances. These agreements are summarized below. Except as provided in these agreements, First Commonwealth has not agreed to pay severance or provide benefits to any of the named executive officers following the termination of his or her employment.

Change of Control Agreements

We have entered into a Change of Control Agreement with each of the Named Executive Officers which entitle the executive to receive severance payments in equal monthly installments over a specified period following the termination of his or her employment if the executive is terminated without “cause” (as defined

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Executive Compensation

below) or terminates his or her employment for “good reason” (as defined below) within a specified period following the occurrence of a “change of control” (as defined below) of First Commonwealth, each of which is referred to in the Change of Control Agreements as a “qualifying termination.”

As used in the Change of Control Agreements: (A) “cause” includes (i) the conviction of a felony which results or is intended to result in a loss to the Company or its clients, employees, directors or officers; (ii) the failure to perform the executive’s duties with the degree of skill and care reasonably expected of a professional of his or her experience and stature after notice and an opportunity to cure; (iii) acts of dishonesty which result in material damage to the business or reputation of the Company; or (iv) a violation of the terms of the Change of Control Agreement or any Company policy or procedure which is deliberate and results or is intended to result in material damage to the business or reputation of the Company; (B) “good reason” includes (i) the diminution of or assignment of duties which are inconsistent with the position, authority, duties or responsibilities of the executive prior to the change of control; (ii) changing the location of the executive’s employment by more than fifty miles or substantially increasing the executive’s travel obligations; or (iii) reduction of the executive’s base salary or discontinuance of any benefit, welfare or compensation plan or material fringe benefit for the executive; and (C) “change of control” means (i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of our stock; (ii) a change in the composition of the majority of our Board of Directors (except for nominees who are approved by a majority vote of the incumbent Board); or (iii) a merger, reorganization, consolidation, sale or similar transaction in which the persons who owned our outstanding shares prior to the transaction do not beneficially own at least 50% of the outstanding shares of the resulting entity. However, the placement of the Company into receivership by the FDIC, the sale of the Company in an FDIC-assisted transaction or a change in the composition of our Board of Directors at the direction of an agency having supervisory authority over us will not constitute a “change of control” for purposes of the Change of Control Agreements.

The monthly severance payment is calculated as one-twelfth (1/12) of the sum of the following:

•	the executive’s annual base salary immediately prior to the change of control;

•	the average of the aggregate amount of all bonuses paid to the executive during the thirty-six months prior to the change of control;

•	the aggregate amount of all contributions by First Commonwealth for the account of the executive under First Commonwealth’s 401(k) plan during the twelve months prior to the change of control; and

•	the aggregate amount of any contributions by First Commonwealth to the executive’s Non-Qualified Deferred Compensation Plan account during the twelve-months prior to the change of control.

In addition to severance payments, the former executive and his or her family will continue to receive, at the employer’s expense, the same level of medical benefits for up to eighteen (18) months following the occurrence of a qualifying termination.

If the payments and benefits to which the executive is entitled under his or her Change of Control Agreement, either alone or together with any other payments or benefits that he or she is entitled to receive from First Commonwealth, would constitute a “parachute payment” for purposes of section 280G of the Internal Revenue Code, the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by First Commonwealth and subject to the excise taxes imposed under the Internal Revenue Code for parachute payments.

44	FIRST Commonwealth ∎ 2020 Proxy Statement

Executive Compensation

The following table sets forth the payments and the value of benefits that each such person would have been entitled to receive if a qualifying termination had occurred following a change of control on December 31, 2019:

Name	Severance Period	Aggregate Severance Payments ($)	Value of Health Benefits ($)(1)

T. Michael Price	24 months	1,634,574	25,463

James R. Reske	24 months	1,218,221	29,363

Jane Grebenc	24 months	1,303,856	25,463

Brian G. Karrip	24 months	1,069,950	22,111

Matthew C. Tomb	24 months	901,293	25,463

(1)	Calculated using actual premium costs for 2020 and estimated premium costs for 2021 based on a 15% projected annual increase in premiums.

Employment Agreement with Mr. Price

We entered into an employment agreement with Mr. Price in November 2007 when he joined First Commonwealth as President of First Commonwealth Bank, and we entered into an amended and restated employment agreement with Mr. Price when he assumed the position of Interim President and Chief Executive Officer of the Company effective January 1, 2012. Under the terms of his employment agreement, as amended and restated, Mr. Price is employed for successive one-year terms ending December 31 unless the agreement is terminated by either party upon notice given at least 60 days prior to the end of the current term. The current term of Mr. Price’s employment agreement ends December 31, 2020.

If First Commonwealth terminates Mr. Price’s employment other than for “cause” (as defined below) during the term of the agreement or Mr. Price resigns for “good reason” (as defined below) during the term of the agreement, then First Commonwealth will pay Mr. Price severance in an amount equal to one year’s base salary, subject to the execution of an agreed form of separation agreement and general release by Mr. Price. As used in Mr. Price’s employment agreement: (A) “cause” includes (i) the failure by Mr. Price to comply with any material provision of his employment agreement; (ii) the refusal by Mr. Price to comply with any lawful, written directive from the Board of Directors; (iii) Mr. Price’s failure to perform his duties with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) any act of dishonesty, fraud or moral turpitude by Mr. Price or the conviction of Mr. Price of a crime which, in the judgment of the Board of Directors, renders his continued employment materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction in Mr. Price’s title, position or responsibilities; (ii) any reduction in Mr. Price’s base salary or a material reduction of benefits (unless such reduction of benefits applies equally to all similarly situated employees of the Company); (iii) the assignment of Mr. Price to a position which requires him to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Mr. Price of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of the President and Chief Executive Officer.

The severance amount is payable in equal periodic installments in accordance with the Company’s normal payroll schedule, provided that any installments that would otherwise be payable within six months following Mr. Price’s separation from service will be paid on the day following the six-month anniversary of the separation from service. First Commonwealth will also offer continuation coverage to Mr. Price, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA and will pay the cost of Mr. Price’s COBRA premiums for 12 months following his separation from service.

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Executive Compensation

The employment agreement contains certain covenants which protect the Company during and following the termination of Mr. Price’s employment, including: (i) a non-competition covenant which prohibits Mr. Price from serving in certain capacities with competitive businesses for a period of one year following the termination of his employment; (ii) a provision prohibiting Mr. Price from soliciting or hiring our employees for one year following the termination of his employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of Mr. Price’s employment.

If we had terminated Mr. Price’s employment without cause on December 31, 2019, or if Mr. Price had terminated his employment with us for good reason on that date, he would have been entitled to severance payments totaling $488,000 and COBRA premiums having an aggregate value of $16,167.

Employment Agreements with Certain Other Executives

We entered into employment agreements with Mr. Reske, Ms. Grebenc and Mr. Karrip at the inception of each executive’s employment with First Commonwealth (each, an “Employment Agreement”). The material terms of the Employment Agreements are substantially identical.

The term of each Employment Agreement renews on the anniversary of the effective date of the Employment Agreement for successive one-year periods unless the Agreement is terminated by either party upon notice given at least 60 days prior to the end of the current term.

If First Commonwealth terminates the executive’s employment other than for “cause” (as defined below) during the term of the agreement or the executive resigns for “good reason” (as defined below) during the term of the agreement, then First Commonwealth will pay the executive severance in an amount equal to the product of (x) one-twelfth (1/12) of his or her base salary multiplied by (y) the greater of (i) twelve months or (ii) the number of months remaining in the term of the employment agreement, subject to the execution of an agreed form of separation agreement and general release by the executive. As used in the Employment Agreement: (A) “cause” includes (i) the failure by the executive to comply with any material provision of the Employment Agreement; (ii) the refusal by the executive to comply with any lawful, written directive from the Board of Directors; (iii) the executive’s failure to perform his or her duties with the degree of skill and care reasonably to be expected of a professional of his or her experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) any act of dishonesty, fraud or moral turpitude by executive or the conviction of the executive of a crime which, in the judgment of the Board of Directors, renders his or her continued employment materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction in the executive’s title, position or responsibilities; (ii) any reduction in the executive’s base salary or a material reduction of benefits (unless such reduction of benefits applies equally to all similarly situated employees of the Company); (iii) the assignment of the executive to a position which requires him or her to relocate permanently to a site more than fifty (50) miles outside of a specified location (Indiana, Pennsylvania, in the case of Mr. Reske, and Pittsburgh, Pennsylvania, in the case of Ms. Grebenc or Mr. Karrip); or (iv) the assignment of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the executive’s principal position.

The severance amount is payable in equal periodic installments in accordance with the Company’s normal payroll schedule, provided that any installments that would otherwise be payable within six months following the executive’s separation from service will be paid on the day following the six-month anniversary of the separation from service. First Commonwealth will also offer continuation coverage to the executive, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA and will pay the cost of the executive’s COBRA premiums for 12 months following his or her separation from service.

The the Employment Agreement contains certain covenants which protect the Company during and following the termination of the executive’s employment, including: (i) a non-competition covenant which

46	FIRST Commonwealth ∎ 2020 Proxy Statement

Executive Compensation

prohibits the executive from serving in certain capacities with competitive businesses for a period of one year following the termination of his or her employment; (ii) a provision prohibiting the executive from soliciting or hiring our employees for one year following the termination of his or her employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of his or her employment.

The table below sets forth the amount of severance and the aggregate value of COBRA premiums to which each executive would be entitled under the terms of his or her Employment Agreement had we terminated his or her employment without cause or had the executive terminated his or her employment for good reason on December 31, 2019:

	Severance	COBRA Premiums

James R. Reske	$402,000	$18,643

Jane Grebenc	$453,000	$16,167

Brian G. Karrip	$379,000	$14,039

Ratio of CEO Pay to Median Employee Pay

In accordance with SEC rules, we are reporting the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. We identified the median employee from among all employees as of December 1, 2019. We used gross earnings as reported for the 2019 tax year as the compensation measure to identify the median employee annualizing the gross earnings for each permanent employee (both full time and part time) who was newly hired during the fiscal year. The median employee’s annual total compensation for comparison to the CEO’s includes such employee’s actual base and variable compensation for 2019, including 401(k) contributions, and matching contributions made by us under First Commonwealth’s 401(k) plan. The CEO’s annual total compensation is the amount reflected for 2019 in the “Total” column of the Summary Compensation Table on page 39.

(A)	Median employee annual total compensation: $40,928

(B)	CEO annual total compensation: $1,100,205

(C)	Ratio of A to B: 1:27

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires First Commonwealth’s directors and executive officers, and persons who own more than 10% of a registered class of First Commonwealth’s equity securities, to file with the Securities and Exchange Commission (“SEC”) an initial report of ownership and reports of changes in ownership of our common stock and other equity securities of First Commonwealth. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish First Commonwealth with copies of all Section 16(a) forms they file. Based solely on First Commonwealth’s review of the copies of forms received by it, and written and oral representations from its directors, executive officers and greater than 10% shareholders, First Commonwealth is not aware of any late filings or failures to file Section 16(a) forms during 2019.

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Related Party Transactions

Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships between First Commonwealth or any of its subsidiaries and any of First Commonwealth’s executive officers, directors or nominees for election as a director, any person owning more than 5% of First Commonwealth’s common stock or any immediate family member of any of the foregoing persons is considered a “related party transaction” and must be approved or ratified by the Governance Committee in accordance with a written policy adopted by First Commonwealth’s Board of Directors. This policy requires the Governance Committee to review the material facts of any related party transaction and either approve or disapprove the transaction after considering, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Any director who has an interest in the transaction may not participate in any discussion or approval of the transaction except for the purpose of providing material facts concerning the transaction.

The policy does not apply to the following categories of transactions:

•	transactions that are available to all employees or customers of First Commonwealth generally;

•	transactions involving less than $120,000 when aggregated with all similar transactions; and

•

loans made by First Commonwealth Bank (or any other banking subsidiary of First Commonwealth) in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

In addition, certain categories of transactions have been pre-approved under the terms of the policy, including:

•

compensation paid to executive officers of First Commonwealth if either (i) the compensation is required to be reported in First Commonwealth’s proxy statement under the rules of the SEC or (ii) the executive officer is not an immediate family member of another executive officer or director of First Commonwealth and the compensation would be reported in First Commonwealth’s proxy statement if the executive officer was a “named executive officer” (as defined above under “Executive Compensation”) and such compensation has been approved by the Compensation and Human Resources Committee;

•	compensation paid to directors that is required to be reported in First Commonwealth’s proxy statement; and

•	transactions in which all shareholders benefit proportionately (such as the payment of dividends).

First Commonwealth Bank is a party to a lease agreement with SML Limited Partnership, a real estate holding company of which director Luke A. Latimer is a general partner and owns a 34% interest, for the construction and operation of a branch in New Alexandria, PA. The lease has an initial term of 15 years with three optional renewal terms of five years each. First Commonwealth Bank paid $98,987 under the terms of the lease during 2019. The aggregate base rent payable from January 1, 2020 through the expiration of the initial 15-year term is $286,800.

In 2019, certain of our directors and executive officers were customers of, and had banking transactions with, various subsidiaries of First Commonwealth Financial Corporation, including our subsidiary bank First Commonwealth Bank. All relationships between any director or executive officer and First Commonwealth or any of its subsidiaries are conducted in the ordinary course of business. All loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with us, and did not involve more than the normal risk of collectability nor did they present other unfavorable features. We determined that these loans and loan commitments were performing in accordance with their contractual terms.

48	FIRST Commonwealth ∎ 2020 Proxy Statement

Annual Meeting Information

What matters will be voted upon at the meeting?

At the meeting, you will be asked to consider the following items of business:

•	election to our Board of Directors of the fourteen (14) nominees who are named in this proxy statement to serve until the next annual meeting and until their successors are elected and qualified;

•	ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our 2020 fiscal year;

•	approval of the First Commonwealth Financial Corporation Employee Stock Purchase Plan;

•	approval of a non-binding advisory vote on the compensation of our named executive officers; and

•	any other business that may properly come before the meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

The SEC notice and access rule allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, on or around March 18, 2020 we sent to most of our shareholders by mail or e-mail a notice containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

We provided some of our shareholders, including shareholders who have previously asked to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet.

What does the Notice of Internet Availability of Proxy Materials look like?

You will get a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2020” containing instructions on how to access the proxy statement and the 2019 Annual Report over the Internet, how to request a printed copy of these materials, and how to vote your shares.

Who can vote?

Shareholders of record on the record date, which was March 2, 2020, may vote at the annual meeting. As of the record date, there were 98,248,083 shares of our common stock outstanding.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the fourteen (14) nominees who are named in this proxy statement to the Board of Directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm;

•	“FOR” the approval of the First Commonwealth Financial Corporation Employee Stock Purchase Plan; and

•	“FOR” the advisory vote on named executive officer compensation.

What constitutes a quorum to hold the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting us to hold

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Annual Meeting Information

the meeting and conduct business. Proxies received but marked as abstentions and broker non-votes (described below under “How do I vote my shares if they are held in the name of my broker?”) will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors: Directors are elected by a plurality of votes cast, which means that the fourteen (14) nominees who receive the highest number of votes will be elected. However, our Corporate Governance Guidelines provide that in the circumstance of an uncontested director election, which is the case for this year’s directors’ election, any director who does not receive a majority of votes cast must promptly tender his or her resignation to the Board. Upon recommendation of the Governance Committee, the Board will determine whether to accept the resignation. Any broker non-votes or abstentions will not be included in the total votes cast and will not affect the director election results.

Ratification of Independent Registered Public Accounting Firm: The ratification of the selection of Ernst & Young as our independent registered public accounting firm for the 2020 fiscal year will be approved if the proposal receives the affirmative vote of at least a majority of the votes cast by shareholders present, in person or by proxy, at the meeting. Abstentions will not be counted as votes cast either for or against the proposal.

Approval of the Employee Stock Purchase Plan: The approval of the First Commonwealth Financial Corporation Employee Stock Purchase Plan will be approved if the proposal receives the affirmative vote of at least a majority of the votes cast by shareholders present, in person or by proxy, at the meeting. Abstensions and broker non-votes will not be counted as votes cast either for or against the proposal.

Approval of Named Executive Officer Compensation: The non-binding advisory vote on the compensation of our named executive officers will be approved by the affirmative vote of at least a majority of the votes cast by shareholders present, in person or by proxy, at the meeting. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

How many votes may I cast?

For the election of directors, you are entitled to cast one vote for each share that you held as of the record date for each candidate nominated. Cumulative voting is not permitted.

For each other proposal and any other matter brought before the meeting, you are entitled to one vote for each share that you held as of the record date.

What do I have to do to vote?

You may vote by granting a proxy, or for shares held in street name, by submitting voting instructions to your broker or other nominee. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. See below for more information on voting your shares if held in the name of your broker.

If you hold your shares as the shareholder of record, you may vote by signing and dating each proxy card you receive and returning it in the postage paid envelope that accompanies the proxy card. You may also submit your proxy over the Internet or by telephone by following the instructions provided on the proxy card.

If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted in accordance with the recommendations of the Board of Directors as described above.

In addition, if other matters are properly presented at the annual meeting, the proxy holders are also authorized to vote on such matters as they determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented at the annual meeting.

50	FIRST Commonwealth ∎ 2020 Proxy Statement

Annual Meeting Information

How do I vote my shares if they are held in the name of my broker?

If your shares are held by your broker, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker.

If you do not give instructions to your broker with respect to the ratification of Ernst & Young as our independent registered public accounting firm your broker may vote your shares at its discretion on your behalf. If you do not give instructions to your broker with respect to (1) the election of directors or (2) the non-binding advisory vote on the compensation of our named executive officers, a “broker non-vote” will occur. The broker non-vote will not be counted and no votes will be cast on your behalf. The voting instruction form will provide instructions for you to return it, including instructions for voting by telephone and the Internet. You may change your vote by submitting new voting instructions to your broker.

If you plan to attend the annual meeting and your shares are held in the name of a broker or other nominees, you must bring with you a letter from the broker or nominee confirming your ownership as of the record date. Failure to bring such a letter may prevent you from attending the meeting.

If you wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or other nominee and present it to the inspectors of elections with your ballot when you vote at the meeting.

How do I revoke a proxy or change my vote?

If you are the record holder of the shares, you may revoke your proxy or change your vote at any time before it is counted at the annual meeting by: (1) notifying our Secretary in writing at 601 Philadelphia Street, Indiana, Pennsylvania 15701; (2) attending the annual meeting and voting in person; or (3) submitting a later dated proxy card. If your shares are held by your broker, you should follow the instructions that the broker provides to you to revoke your proxy or change your vote.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Who pays for the solicitation of proxies?

First Commonwealth pays all costs related to the Company’s solicitation of proxies. We may solicit proxies by mail, or our directors, officers or employees may solicit proxies personally, by telephone, facsimile or the Internet. These persons will not receive any additional compensation for their efforts to solicit proxies. We will request that the notice of annual meeting, this proxy statement, the proxy card and related materials, if any, be forwarded to beneficial owners, and we expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials.

FIRST Commonwealth ∎ 2020 Proxy Statement	51

Requirements for Director Nominations and Shareholder Proposals

Director Nominations, Proposals for Action, and Other Business Brought Before the annual meeting

Shareholders may make nominations for the election of directors and other proposals for action at an annual meeting. Under our By-Laws, nominations or other business may be brought before the meeting:

•	Pursuant to our notice of the meeting.

•	By, or at the direction of, a majority of our Board of Directors.

•	By a shareholder who:

•	is a shareholder of record at the time of giving of the notice required by our By-Laws and will be such at the time of the annual meeting; and

•	is entitled to vote at the meeting; and

•	complies with the notice and other procedures set forth in our By-Laws as to such business or nomination.

The By-Law procedures described above are the exclusive means for a shareholder to make nominations or submit other business before the meeting, other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and included in our notice of meeting.

If you would like to include a proposal in our notice of the annual meeting and proxy materials under Rule 14a-8, please see the requirements under “Proxy Proposals Brought Under Rule 14a-8” below.

If you do not want to make a nomination of a director for consideration at our annual meeting, but would like to submit the name of a director candidate to our Board for its consideration, please see “Recommendations of Director Candidates from Shareholders” below. If you follow the process discussed in that section, our Governance Committee will consider your candidate.

Please direct any questions about the requirements or notices in this section to our Corporate Secretary at 601 Philadelphia Street, Indiana, Pennsylvania 15701.

By-Law Requirements for Nominations or Other Business.

If you are a shareholder who would like to nominate candidates for election as directors, or bring other proposals for action at the 2021 Annual Meeting of Shareholders, our By-Laws require that you deliver a notice to the Secretary at our principal executive offices.

To be timely, the notice must be delivered not earlier than the close of business on the 180th day and not later than the close of business on the 150th day prior to the first anniversary of the preceding year’s annual meeting. For the 2021 Annual Meeting of Shareholders, this would mean that timely notice would be delivered between October 30, 2020 and November 30, 2020.

If the date of next year’s annual meeting is more than 30 days before, or 60 days after, April 28, 2020, timely notice must be delivered not earlier than (1) the close of business on the 120th day prior to the date of the 2020 Annual Meeting of Shareholders and not later than (2) the close of business on the later of the 90th day prior to the date of the 2020 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2020 Annual Meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which we make a public announcement of the meeting date.

52	FIRST Commonwealth ∎ 2020 Proxy Statement

Requirements for Director Nominations and Shareholder Proposals

All notices of nominations for director or other proposals for action must contain, on behalf of the shareholder and beneficial owner, if any, on whose behalf the nomination or proposal is being made, the following information, which is summarized from, and should be read in conjunction with, our By-Laws:

•	The name and address of the shareholder, any beneficial owner, and any affiliates or associates.

•	The number of shares of First Commonwealth stock which are, directly or indirectly, owned beneficially and of record by the shareholder, beneficial owner, affiliates or associates.

•

Disclosure of any indirect, derivative, convertible or other right related to any class or series of shares of First Commonwealth, or any stock borrowings, dividend rights, or proxy or other voting arrangements.

•

Disclosure of any information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder.

In addition to the information listed above, the following additional information is required for notices of nominations for director:

•

All information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

•	A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships.

•	A completed and signed questionnaire, representation and agreement as required under our By-Laws.

•

Such other information as may reasonably be required by First Commonwealth to determine the eligibility of such proposed nominee to serve as an independent director of First Commonwealth or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

A notice for a proposal for action other than a nomination for director must include the following information, in addition to the information applicable to all notices as described above:

•

A brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business.

•	The text of the proposal or business (including the text of any resolutions proposed for consideration).

•

A description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

The proxies we appoint for the 2020 Annual Meeting of Shareholders may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

The Chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the annual meeting was made or proposed in accordance with our By-Laws, and to declare that a defective proposal or nomination be disregarded.

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Requirements for Director Nominations and Shareholder Proposals

Proxy Proposals Brought Under Rule 14a-8.

If you are a shareholder who would like us to include your proposal in our notice of annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 15, 2020. If you do not follow these procedures, we will not consider your proposal for inclusion in next year’s proxy statement.

Recommendations of Director Candidates From Shareholders

If a shareholder recommends a candidate for director in good faith, our Governance Committee will consider it. If you are a shareholder, the Governance Committee will consider your candidate if you follow these procedures. Your recommendation must be in writing and be submitted no later than November 30, 2020.

You must submit your recommendation to the Secretary at our principal executive offices. Your written recommendation must include the following information:

•	The proposed nominee’s name and address.

•

A description of all arrangements or understandings between you, the proposed nominee and any other person or persons regarding the proposed nomination of the director. You must also name such other persons.

•

Any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationships involving the proposed nominee and us or our subsidiaries that may be relevant in determining whether your proposed nominee is independent of our management and eligible to serve on the Board’s Audit, Governance and Compensation and Human Resources Committees, under SEC and NYSE rules, and for the Compensation and Human Resources Committee, under Section 162(m) of the Internal Revenue Code.

•	The educational, professional and employment-related background and experience of your proposed nominee.

•	Any other facts and circumstances that may be relevant in determining whether your proposed nominee is an “audit committee financial expert” under SEC rules.

•	Such other information regarding the proposed nominee as would be required to be included in our proxy materials if the proposed nominee is nominated by our Board.

•	The written consent of the proposed nominee to serve as a director of First Commonwealth Financial Corporation, if elected.

Under current practices, the Governance Committee does not evaluate candidates recommended by a shareholder any differently than candidates recommended by the Governance Committee.

54	FIRST Commonwealth ∎ 2020 Proxy Statement

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers who household proxy materials, may deliver a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, First Commonwealth Financial Corporation, 654 Philadelphia Street, Indiana, PA 15701, or by calling our transfer agent, Computershare Shareowner Services LLC, at 1-866-203-5173.

Annual Report on Form 10-K

A shareholder may obtain a paper copy of this proxy statement, the 2019 Annual Report or any other filing with the SEC without charge by writing to Investor Relations, First Commonwealth Financial Corporation, 654 Philadelphia Street, Indiana, Pennsylvania 15701. Copies of all Company filings with the SEC are available on our website at www.fcbanking.com by following the links to “Investor Relations” and “SEC Filings.”

Accessing Proxy Materials

The SEC allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of paper copies. We provided access to our proxy materials beginning on March 18, 2020. On that day, we mailed the Notice of Availability of Proxy Materials and made our proxy materials available on the Internet.

Any shareholder may access our proxy materials electronically. Upon request, we will continue to provide paper copies of proxy materials to shareholders for the current meeting or for future meetings.

If you hold our shares in street name, we generally cannot mail our materials to you directly. Your broker or bank must provide you with the Notice of Availability of Proxy Materials or the proxy statement and proxy card, and must also explain the voting process to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2020: This Notice of Annual Meeting and Proxy Statement and the 2019 Annual Report are available at: www.envisionreports.com/FCF.

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ANNEX A

FIRST COMMONWEALTH FINANCIAL CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I

PURPOSE

1.01. Purpose

The First Commonwealth Financial Corporation Employee Stock Purchase Plan is intended to provide a method whereby certain employees of First Commonwealth Financial Corporation (the “Company”) and its participating Subsidiaries (as defined in this Plan) corporations will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Common Stock of the Company (“Stock”). It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in Offerings a manner consistent with the requirements of Code Section 423.

ARTICLE II

DEFINITIONS

2.01. Base Pay

“Base Pay” shall mean shall have the same meaning as “Compensation” under the First Commonwealth Financial Corporation 401(k) Retirement Savings and Investment Plan, except that Base Pay shall be calculated without regard to applicable limits under such plan or the Code and before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of the Company and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), 403(b), or 132(f) pursuant to plans established by the Company; provided, however, that all such amounts will be included in Base Pay only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.

2.02. Committee

“Committee” shall mean the individuals appointed by the Company to administer the Plan as described in Article IX.

2.03. Effective Date

“Effective Date” means July 1, 2020, subject to the Plan’s approval by the Company’s stockholders.

2.04. Eligible Employee

“Eligible Employee” means any employee of the Company or a participating Subsidiary whose customary term of employment is for more than 20 hours per week, as determined in accordance with Code Section 423(b)(4)(B).

2.05. Enrollment Period

“Enrollment Period” shall mean with respect to any Offering, the period designated by the Committee prior to such Offering during which Eligible Employees may authorize payroll deductions through a Subscription.

2.05. Fair Market Value

“Fair Market Value” means, on a particular date, the closing sales price of Stock on the exchange on which such shares are traded on that date, or if no prices are reported on that date, on the last preceding date on

FIRST Commonwealth ∎ 2020 Proxy Statement	A-1

which such prices of Stock are reported. If Stock is not traded on such exchange at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the closing bid and ask prices of Stock on the most recent date Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in good faith and in such manner as it deems appropriate.

2.06. Offering Commencement Date

“Offering Commencement Date” shall mean, unless determined otherwise by the Committee, January 1 and July 1 of each year commencing with the first such date that occurs after the Effective Date. Each Eligible Employee who is a Participant as of an Offering Commencement Date for an Offering shall be deemed to be granted an option to participate in the Plan for that Offering in accordance with the terms hereof.

2.07. Offering

“Offering” shall mean the offering of the Company’s Stock. Only Eligible Employees of the Company and participating Subsidiaries shall participate in Offerings.

2.08. Offering End Date

“Offering End Date” shall mean, with respect to each Offering, the last day of the sixth month of such Offering. The Committee may establish a different length for individual offerings, provided that the Offering End Date for any Offering may not be more than five years after the Offering Commencement Date, or twenty-seven months if the purchase price with respect to such Offering is based on the lower of the closing price of the Stock on the Offering Commencement Date or the Purchase Date pursuant to Section 4.02(ii).

2.09. Participant

“Participant” shall mean an Eligible Employee who has elected to participate in an Offering by entering a Subscription during the Enrollment Period for such Offering.

2.10. Plan

“Plan” shall mean the First Commonwealth Financial Corporation Employee Stock Purchase Plan, as amended from time to time.

2.11. Purchase Date

“Purchase Date” shall mean with respect to any Offering, the Offering End Date; provided, that with respect to any Offering the Committee may provide for more frequent Purchase Dates prior to the Offering End Date, and provided further, that if any such day is not a business day on which trading occurs, the Purchase Date shall be the nearest prior business date on which shares of Stock are traded.

2.12. Subscription

“Subscription” shall mean an Eligible Employee’s authorization for payroll deductions made in the form and manner specified by the Committee (which may include enrollment by submitting forms, by voice response, internet access or other electronic means). Unless withdrawn earlier in accordance with Section 6.02 or otherwise in accordance with the Plan, each Subscription shall be in effect for the duration of an Offering.

2.13. Subsidiary

“Subsidiary” shall mean any present or future corporation that would be a “subsidiary corporation” of the Company as that term is defined in Section 424 of the Code. A participating Subsidiary means any corporation that is a Subsidiary on the Effective Date. The Committee shall have the authority to determine whether corporations that become Subsidiaries after the Effective Date shall participate.

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ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.01. Initial Eligibility

Any individual who is an Eligible Employee shall be eligible to participate in the Offering if he is employed on the Offering Commencement Date. The Committee may establish rules requiring an Eligible Employee to have completed a minimum period of service (not to exceed two years) to participate in an Offering, or permitting a person who becomes an Eligible Employee (or who completes the applicable period of service) during an Offering to participate in the Offering.

3.02. Leave of Absence

For purposes of participation in the Plan, and except as otherwise determined by the Committee, a Participant on a leave of absence shall be deemed to be an employee for a period of up to 90 days or, if longer, during the period the Participant’s right to reemployment is guaranteed by statute or contract. If the leave of absence is paid, deductions or contributions authorized under any Subscription in effect at the time the leave began will continue. If the leave of absence is unpaid, no deductions or contributions will be permitted during the leave. If such a Participant returns to active status within 90 days or the guaranteed reemployment period, as applicable, payroll deductions or contributions under the Subscription in effect at the time the leave began will automatically begin again upon the Participant’s return to active status. If the Participant does not return to active status within 90 days or the guaranteed reemployment period, as applicable, the Participant shall be treated as having terminated employment for all purposes of the Plan. If such individual later returns to active employment as an Eligible Employee, such individual will be treated as a new employee and will be eligible to participate in Offerings commencing after his or her reemployment date by filing a Subscription during the applicable Enrollment Period for such Offering.

3.03. Restrictions on Participation

Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted an option to participate in any Offering under the Plan:

(a)

if, immediately after the grant, such Eligible Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any Eligible Employee);

(b)

which permits the Eligible Employee’s right to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; or

(c)

unless the Committee provides that the purchase price with respect to such Offering is based on the lower of the closing price of the Stock on the Offering Commencement Date or the Purchase Date pursuant to Section 4.02(ii), which permits a Participant to purchase more than a number of shares of Stock determined by the Committee at the commencement of the Offering.

3.04. Commencement of Participation

An Eligible Employee may become a Participant in any Offering by entering a Subscription during the Enrollment Period for such Offering. Payroll deductions for such Offering shall commence on the applicable Offering Commencement Date and shall end on the applicable Offering End Date unless withdrawn by the Participant or sooner terminated in accordance with Article VII. Only one Subscription may be in effect with respect to any Participant at any one time.

3.05. Participation After Rehire

An Eligible Employee’s Subscription will automatically terminate on his or her termination of employment with the Company and all Subsidiaries. If the Eligible Employee terminates employment with a Subscription in effect with respect to an Offering and is rehired prior to the Offering End Date for that Offering, the

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Subscription will not be reinstated and the Eligible Employee will not be allowed to again make payroll deductions under such Offering. The Eligible Employee may elect to participate in Offerings commencing after his or her reemployment date by entering a Subscription during the applicable Enrollment Period for such Offering.

3.06. Transfers

If an Eligible Employee transfers from a participating to a non-participating Subsidiary, the Eligible Employee’s Subscription to any current Offering shall terminate, and such Eligible Employee shall be treated as having withdrawn his Subscription. A Participant whose participation in an Offering ends due to this Section 3.06 will be treated as having incurred a Termination of Employment to allow for the application of Section 7.02.

ARTICLE IV

OFFERINGS

4.01. Offerings

The Plan will be implemented by Offerings beginning on the first January 1 or July 1 that occurs after the Effective Date and, unless determined otherwise by the Committee, on each January 1 or July 1 that occurs thereafter. Without limiting the generality of the foregoing, the Committee may establish an Offering prior to the first January 1 or July 1 that occurs after the Effective Date, which may have a period of less than six months.

Participants may subscribe to any Offering for which they are eligible by entering a Subscription during the Enrollment Period for such Offering in such manner as the Committee may prescribe (which may include enrollment by submitting forms, by voice response, internet access or other electronic means).

A Subscription that is in effect on an Offering End Date will automatically be deemed to be a Subscription for the Offering that commences immediately following such Offering End Date, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription, unless otherwise determined by the Committee. If a Participant purchases shares that cause the Participant to reach the limitation set forth in Section 3.03(b) or Section 3.03(c), the Participant’s Subscription will automatically be suspended for the duration of the calendar year and will resume at the beginning of the next calendar year, provided that the Participant is still an Eligible Employee and has not withdrawn the Subscription, unless otherwise determined by the Committee. Under the foregoing automatic enrollment provisions, payroll deductions or contributions will continue at the level in effect immediately prior to the new Offering Commencement Date, unless changed in advance by the Participant in accordance with Section 5.03.

4.02. Purchase Price

The purchase price per share of Stock under each Offering shall be 95% of the Fair Market Value of the Stock on the Purchase Date. Notwithstanding the foregoing, the Committee may determine with respect to any Offering either that (i) the purchase price shall be a different percentage, which shall not be less than 85%, of the Fair Market Value of the Stock on the Purchase Date, or (ii) the purchase price shall be a percentage (which shall not be less than 85%) of the lower of the Fair Market Value of the Stock on the Offering Commencement Date or the Purchase Date.

Such purchase price may only be paid with accumulated payroll deductions in accordance with Article V.

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ARTICLE V

PAYROLL DEDUCTIONS/CONTRIBUTIONS

5.01. Amount of Deduction/Contribution

An Eligible Employee’s Subscription shall authorize payroll deductions at a rate, in whole percentages, of no less than 1% and no more than 15% of Base Pay or such other percentage as the Committee may authorize on each payday that the Subscription is in effect.

5.02. Participant’s Account

All payroll deductions made with respect to a Participant shall be credited to his or her account under the Plan. A Participant may not make any separate cash payment into such accounts. No interest will accrue or be paid on any amount withheld from a Participant’s pay under the Plan or credited to the Participant’s account. Except as otherwise provided in this Section 5.02, Section 6.01 or Section 8.01, or as provided upon termination of the Plan, all amounts in a Participant’s account will be used to purchase Stock and no cash refunds shall be made from such account. Any amounts remaining in a Participant’s account with respect to an Offering due to the limitations of Section 3.03 shall be returned to the Participant without interest and will not be used to purchase shares with respect to any other Offering under the Plan.

5.03. Changes in Payroll Deductions/Contributions

During an Offering, a Participant may change his or her level of payroll deduction or contribution with respect to such Offering within the limits described in Section 5.01 in accordance with procedures established by the Committee (including, without limitation, rules relating to the frequency of such changes or prohibiting changes under certain circumstances and completing a new Subscription); provided, however, that a Participant may make such a change (either to increase or decrease his or her payroll deductions of contributions) no more than one time during an Offering and no later than 30 days before the Offering End Date. If the Participant reduces his or her payroll deductions or contributions to zero, it shall be deemed to be a withdrawal of the Subscription and the Participant may not thereafter participate in such Offering but must wait until the next Offering to resubscribe to the Plan. Any increases or decreases in the level of payroll deductions or contributions shall be effective as soon as administratively practicable thereafter.

ARTICLE VI

EXERCISE OF OPTION

6.01. Automatic Exercise

A Participant’s option for the purchase of Stock with respect to any Offering will be automatically exercised on each Purchase Date for the Offering. The option will be exercised by using the accumulated payroll deductions or contributions in the Participant’s account as of each such Purchase Date to purchase the number of full and (to the extent permitted by the Committee) partial shares of Stock that may be purchased at the purchase price on such date, determined in accordance with Section 4.02 (but not in excess of the limitation set forth in Sections 3.03(b) or 3.03(c)). Any accumulated payroll deductions or contributions remaining in the Participant’s account following the purchase that could not be used to purchase shares of Stock in accordance with the foregoing provisions shall be refunded to the Participant as soon as practicable, or retained in the Participant’s account and used for the purchase of Stock in the next Offering, as determined by the Committee.

6.02. Withdrawal From Offering

A Participant may withdraw his or her Subscription at any time (but not retroactively) during an Offering. If the Participant withdraws his or her Subscription with respect to any Offering, the accumulated payroll deductions or contributions in the Participant’s account at the time the Subscription is withdrawn will be used to purchase shares of Stock at the next Purchase Date for the Offering to which the Subscription related, in accordance with Section 6.01, or refunded to the Participant, as determined by the Committee.

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6.03. Delivery of Stock

Stock purchased under the Plan will be held in an account in the Participant’s name in uncertificated form until such shares are transferred to the Participant in accordance with Section 7.02 or other procedures established by the Committee. The Committee may change such accounts and the manner in which such shares are registered and held from time to time, and may establish reasonable fees for the registration and custody of shares and sell shares in a Participant’s account to pay such fees.

6.04. Mandatory Retention or Sale of Stock

To facilitate compliance with applicable law, the Committee may require Participants to: (a) retain any Stock purchased under the Plan during an Offering with a designated broker or agent for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to restrict transfer of such Stock or (b) sell shares of Stock immediately upon purchase or within a specified period following a Participant’s termination of employment.

ARTICLE VII

WITHDRAWAL

7.01. Effect on Subsequent Participation

A Participant’s election to withdraw from any Offering will not have any effect upon the Participant’s eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

7.02. Termination of Employment

If, before the Offering End Date, a Participant ceases to be employed by the Company or a participating Subsidiary for any reasons (including death, voluntary resignation, retirement, or involuntary termination with or without cause, but excluding certain leaves of absence as described below) or in the event that a Participant ceases to be an Eligible Employee before the Offering End Date, the Participant’s Subscription shall be deemed to be cancelled and terminated, effective immediately. The Participant’s payroll deductions and contributions made but not yet used for purchases will be distributed in cash, without interest or earnings, to the Participant (or his or her estate or beneficiary, in the event of the Participant’s death) as soon as practicable after such event. Notwithstanding the foregoing, if, before the Offering End Date, the Participant has ceased to be actively employed because he or she commenced a leave of absence, the Committee will determine whether such Participant terminated employment in accordance with the terms set forth in Section 3.02 of this Plan.

ARTICLE VIII

STOCK

8.01. Maximum Shares

The maximum number of shares of Stock which may be issued under the Plan, subject to adjustment upon changes in the Company’s capitalization as provided in Section 10.03, shall be one million (1,000,000) shares. If the total number of shares for which options are exercised on any Purchase Date in accordance with Article IV exceeds the maximum number of shares for the applicable Offering, the Committee shall make a pro rata allocation of the shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions or contributions credited to the account of each Participant under the Plan shall be returned to him or her as promptly as possible. Shares of Stock to be purchased under the Plan may constitute newly issued shares, treasury shares, or shares purchased by the Company on the open market or from any other source.

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8.02. Participant’s Interest in Option Stock

The Participant will have no interest in Stock covered by an option under the Plan until such option has been exercised.

8.03. Registration of Stock

Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if the Participant so directs in accordance with procedures established by the Committee, in the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

8.04. Dividends

Dividends on Stock purchased under the Plan that is held in a Participant’s account shall be credited to the Participant’s account and reinvested in Stock, except to the extent otherwise provided by the Committee. Unless the Participant has requested otherwise, dividend reinvestment will occur regardless of whether the Participant is currently participating in an Offering. At the Participant’s request, dividends will be paid directly to the Participant in cash.

ARTICLE IX

ADMINISTRATION

9.01. Appointment of Committee

The Board of Directors of the Company (the “Board”) shall appoint a Committee to administer the Plan. No member of the Committee who is not an Eligible Employee shall be eligible to purchase Stock under the Plan. Unless otherwise determined by the Board, the Compensation and Human Resources Committee of the Board shall serve as the Committee.

9.02. Authority of Committee

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. Such rules and regulations may alter any provision of the Plan that is ministerial or administrative in nature without a formal amendment. The Committee shall also have the authority to determine whether the employees of Subsidiaries of the Company organized or acquired after the Effective Date shall be eligible for participation in the Plan. To the extent permitted under applicable law, the Committee may delegate its power, authority and responsibilities under the Plan to one or more officers of the Company at any time, in its sole discretion. In this regard and to the extent permitted under applicable law, the Committee hereby delegates its power, authority and responsibilities under the Plan to the Company’s senior officer responsible for human resources. Decisions of the Committee and, where applicable, its delegate, shall be final and binding upon all Participants. Neither the Committee nor any delegate of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

9.03. Rules Governing the Administration of the Committee

The Board may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

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ARTICLE X

MISCELLANEOUS

10.01. Transferability

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect. During a Participant’s lifetime, options held by such Participant shall be exercisable only by that Participant.

10.02. Use of Funds

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

10.03. Adjustment Upon Changes in Capitalization

In the event of a stock split, stock dividend, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, reclassification or combination of shares, merger, consolidation, distribution, split-up, spin-off, exchange of shares, sale of assets or similar corporate transaction or event, the Committee, in the manner it deems equitable, shall adjust (a) the number and class of shares or other securities that are reserved for issuance under the Plan, (b) the number and class of shares or other securities that are subject to outstanding options, and (c) the appropriate market value and other price determinations applicable to options (including the purchase price). The Committee shall make all determinations under this Section 10.03, and all such determinations shall be conclusive and binding.

10.04. Mergers, Liquidations, and Other Company Transactions

(a)

Liquidation or Dissolution. In the event of the proposed liquidation or dissolution of the Company, the Offering then in progress shall terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Committee in its sole discretion, and all outstanding options to purchase Stock shall automatically terminate and the amounts of all payroll deductions and contributions will be refunded without interest to the Participants as soon as reasonably practicable.

(b)

Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another entity, then in the sole discretion of the Committee: (a) each option shall be assumed, or an equivalent option shall be substituted, by the successor corporation or parent or subsidiary of such successor corporation; or (b) a new Purchase Date shall be established by the Committee on or before the date of consummation of such merger, consolidation or sale, and all outstanding options to purchase Stock shall be automatically exercised on such new date.

10.05. Amendment and Termination

The Committee shall have complete power and authority to terminate or amend the Plan; provided, however, that any amendment that would (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 10.03); or (ii) amend the requirements as to the class of employees eligible to participate in the Plan shall require action by the Board and approval of the shareholders.

Unless otherwise determined by the Committee, the termination date of the Plan shall be deemed to be a Purchase Date, and all options then outstanding under the Plan shall be exercised.

10.06. Compliance with Legal and Exchange Requirements

The Company shall not be under any obligation to issue Stock upon the exercise of any option unless and until the Company has determined that: (a) it has taken all actions required to register the shares of Stock

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under the U.S. Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (b) any applicable listing requirement of any stock exchange on which the Stock is listed has been satisfied; and (c) all other applicable provisions of U.S. federal, state and local laws have been satisfied.

10.07. Withholding of Taxes

In the event that the Company is required to withhold any applicable taxes in respect of any compensation or other income realized by a Participant under the Plan, the Company may deduct from any benefits of any kind otherwise due to such Participant, including without limitation the proceeds of any sale of shares of Stock for the account of the Participant, the aggregate amount of such applicable taxes required to be withheld or, if such payments are insufficient to satisfy such applicable taxes, the Participant will be required to pay to the Company, or make other arrangement satisfactory to the Company regarding payment to the Company of, the aggregate amount of any such taxes.

10.08. No Employment Rights

The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time. Any rights or benefits provided under this Plan shall not be considered part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension, retirement or similar payments, except to the extent explicitly provided in the plan or policy document governing such benefits.

10.09. Effect of Plan

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

10.10. Governing Law

The law of the Commonwealth of Pennsylvania will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on April 28, 2020.

Online Go to www.envisionreports.com/FCF or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FCF

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

01 - Julie A. Caponi	06 - Jon L. Gorney	11 - Aradhna M. Oliphant
02 - Ray T. Charley	07 - Jane Grebenc	12 - T. Michael Price
03 - Gary R. Claus	08 - David W. Greenfield	13 - Robert J. Ventura
04 - David S. Dahlmann	09 - Bart E. Johnson	14 - Stephen A. Wolfe
05 - Johnston A. Glass	10 - Luke A. Latimer

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain		For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for 2020	☐	☐	☐	3. To approve the First Commonwealth Financial Corporation Employee Stock Purchase Plan	☐	☐	☐
	For	Against	Abstain
4. Advisory vote to approve named executive officer compensation	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as your name appears hereon. All joint owners should sign. When signing as an attorney, executor, administrator, corporate officer, trustee, custodian or guardian, please give full title as such. If the shares are held by a corporation or other legal entity, please sign in full corporate or entity name by President or other authorized capacity.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 P C F

037CNA

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▼IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

ANNUAL MEETING OF SHAREHOLDERS - APRIL 28, 2020

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Natalie M. Felix and Wendy K. Reynolds, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of First Commonwealth Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held April 28, 2020 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF FIRST COMMONWEALTH FINANCIAL CORPORATION’S BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the reverse side.)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.